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LUCERNE-COMSTOCK MINE PROJECT
OPTION AGREEMENT
This Option Agreement (this “Agreement”) is made as of October 3, 2017 (the “Execution Date”) by and among Comstock Mining Inc., a Nevada corporation (“Comstock”), the address of which is 1200 American Flat Toll Road, Virginia City, NV 89440, Comstock Mining LLC, a Nevada limited liability company (the “Project Holding Company”), with the same address of Comstock, and Tonogold Resources, Inc., a Delaware corporation (“Tonogold”), the address of which is 5666 La Jolla Boulevard, #315, La Jolla, CA 92037.
RECITALS
WHEREAS, Comstock and Tonogold want to participate in certain activities, including but not limited to, engineering, development, drilling and test-work, towards completing a technical and economic feasibility assessment on the Lucerne Property, and if all obligations and prerequisites are satisfied and subject to compliance with this Agreement, Comstock and Tonogold want to effect a joint venture for the future development and mining of mineral resources on the Lucerne Property; and
NOW THEREFORE, in consideration of the covenants and terms contained herein, Comstock and Tonogold agree that:
1.PURPOSES
1.1    General
Comstock, the Project Holding Company and Tonogold hereby enter into this Agreement to grant Tonogold (i) the right to undertake and complete those, engineering, development, drilling and test-work activities that are determined, on a commercially reasonable basis, to be necessary to complete a technical and economic feasibility assessment for commercially viable mining of gold, silver or other mineral resources on the Lucerne Property, which assessment will include a commercially viable mine plan, mine economics and production schedules, and (ii) if following completion of such assessment, mining operations as set forth therein would be commercially reasonable, the right, by virtue of the investment in these activities to acquire an interest in the Project Holding Company on the Funding Completion Date, in each case subject to the terms and conditions hereof, including Section 5.1.
1.2    Project Holding Company
Substantially all of the Properties are currently owned by the Project Holding Company. The Project Holding Company is a wholly-owned subsidiary of Comstock.
To the extent that any Lucerne Property is not presently owned by the Project Holding Company, Comstock covenants and agrees to cause such Lucerne Property to be transferred to the Project Holding Company on or prior to the first anniversary of the Commencement Date, provided that Tonogold shall have the right to request that such transfer be made at an earlier date, in which

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case Comstock covenants and agrees to cause such Lucerne Property to be transferred to the Project Holding Company on or prior to the ninetieth (90th) day after Tonogold requests such transfer to be made, at Tonogolds’s expense, with the expenses relating thereto constituting Project Costs.
To the extent that the Project Holding Company owns or holds other assets or properties that are excluded from the Properties, Comstock covenants and agrees to cause such assets or property to be transferred from the Project Holding Company to Comstock or another designee of its choice, on or prior to the first anniversary of the Commencement Date, provided that Tonogold shall have the right to request that such transfer be made at an earlier date, in which case Comstock covenants and agrees to cause such assets or properties to be transferred from the Project Holding Company to Comstock or another designee of its choice, on or prior to the ninetieth (90th) day after Tonogold requests such transfer to be made, at Tonogolds’s expense, with the expenses relating thereto constituting Project Costs.
Tonogold has the right (but not the obligation) at any time during the term of this Agreement to give written notice to Comstock irrevocably notifying Comstock that Tonogold shall not exercise its option to purchase the American Flat PP&E pursuant to Section 8.9. If such notice is given by Tonogold, Comstock covenants and agrees to cause the American Flat PP&E to be transferred out of the Project Holding Company by the date which is the later of (a) first anniversary of the Commencement Date or (b) the earlier of (i) the ninetieth (90th) day after Tonogold advises that it will not be exercising the American Flat PP&E option or (ii) the expiry of the American Flat PP&E option pursuant to Section 8.9.
In the event that Tonogold exercises its option to acquire the American Flat PP&E pursuant to Section 8.9, and to the extent that any American Flat PP&E is not presently owned by the Project Holding Company, Comstock covenants and agrees to cause such American Flats PP&E to be transferred to the Project Holding Company on or prior to the ninetieth (90th) day after the date Tonogold gives notice of its decision to exercise the American Flat PP&E option pursuant to Section 8.9.
Tonogold and Comstock agree that Comstock shall have the right to incorporate the terms, conditions, provisions and protections included in this Agreement mutatis mutandis into the operating agreement of the Project Holding Company.
2.    INTERPRETATION
2.1    Definitions
Unless the context otherwise requires, capitalized terms used in this Agreement shall have the meanings ascribed to such terms in Exhibit A annexed hereto or elsewhere in this Agreement. References to “herein,” “hereto” and the like mean this Agreement as a whole and not any particular provision hereof and to “representatives” of a person shall mean general partners, directors, officers, managers, trustees, employees, agents, representatives, consultants, advisors, counsel or nominees of such person and shall include Affiliates of such person when acting on

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behalf of such person (and general partners, directors, officers, managers, trustees, employees, agents, representatives, consultants, advisors, counsel or nominees of such Affiliates).
2.2    Cross References
Cross-references in this Agreement to Sections, Subsections and Exhibits refer to Sections, Subsections and Exhibits of or annexed to this Agreement, unless specified otherwise.
2.3    Number and Gender
Wherever words used herein are in the singular, such words include the plural, and vice versa. Similarly, whenever the neuter, masculine or feminine is used, the others are included. The word “person” means an individual or an entity of any kind (including, without limitation, any association, trust, union, organization, government or judicial or regulatory body or authority of any kind).
2.4    Exhibits
Each of the Exhibits and Appendices annexed hereto is incorporated by reference into this Agreement and shall comprise an integral part hereof.
3.    REPRESENTATIONS, WARRANTIES AND COVENANTS
3.1    Representations and Warranties of Tonogold
Tonogold hereby represents and warrants to Comstock, and acknowledges that Comstock is relying on such representations and warranties to enter into this Agreement, as follows:
(a)    Tonogold is a corporation duly incorporated and in good standing under the Laws of the State of Delaware;
(b)    Tonogold has been authorized by all necessary corporate action to enter this Agreement;
(c)    Tonogold has full corporate power, authority and capacity to enter into and to carry out its obligations under this Agreement and is fully qualified to carry on business in the State of Nevada and elsewhere where Tonogold carries on business;
(d)    Tonogold’s entry into this Agreement does not and will not conflict with, and does not and will not result in a breach of, any of the terms of its governing documents or any agreement or instrument that Tonogold is a party to;
(e)    Tonogold has obtained all approvals, consents and authorizations of its directors, shareholders and contracting parties (if any) and of all regulatory authorities required in connection with its entering into and carrying out its obligations under or contemplated by this Agreement;

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(f)    no obligation of Tonogold in or contemplated by this Agreement conflicts with or shall result in the breach of any term in the articles of incorporation of Tonogold, any agreement or binding obligation of Tonogold, or any Laws or regulatory requirements applicable to Tonogold;
(g)    Tonogold has duly executed and delivered this Agreement, which binds Tonogold in accordance with the terms hereof;
(h)    Tonogold has conducted its own independent investigation, review and analysis of the Project Holding Company and the Properties, and acknowledges that it has been provided adequate access to the personnel, assets, books and records of Comstock for such purpose. Tonogold acknowledges and agrees that: (i) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Tonogold has relied solely upon its own investigation and the express representations and warranties of Comstock set forth in this Agreement; and (ii) none of Comstock or its Affiliates or representatives or any other person has made any representation or warranty as to the Project Holding Company, the Properties or any other matter, except as expressly set forth in this Agreement;
(i)    except for the express representations and warranties of Comstock set forth in this Agreement, Tonogold acknowledges and agrees that (i) Comstock makes no representation or warranty, express or implied, as to any matter whatsoever relating to the Project Holding Company, the Properties or any other matter, including as to (A) merchantability or fitness for any particular use or purpose, (B) any proposed mining or other business or operations, (C) the likelihood of governmental authority or regulatory approval of any proposed mining or other business or operations or (D) the probable success or profitability of any proposed mining or other business or operations and (ii) neither Comstock nor any of its representatives or Affiliates will have or will be subject to any liability or obligation to Tonogold or any other person resulting from the distribution to Tonogold or any Affiliates or representatives of Tonogold, or its or their use of, any information relating to the Project Holding Company, the Properties or any other matter, including any technical reports, descriptive memoranda, summary business descriptions or other information, documents or material made available, whether orally or in writing, “data rooms,” management presentations, functional “break-out” discussions, responses to questions, due diligence reviews, or any other form in expectation of the transactions contemplated by this Agreement, or otherwise, including during the negotiations with respect to the transactions contemplated by this Agreement;
(j)    Tonogold has sufficient cash on hand or other sources of immediately available funds to enable it to make full and timely payment of the payments required on the date hereof and to consummate the transactions contemplated by this Agreement;
(k)    Tonogold acknowledges and agrees that, as provided in Section 3.2(p), to the knowledge of Comstock, the Properties do not have any proven or probable reserves and Tonogold acknowledges, understands and agrees that Comstock makes no representation or warranty as to the completeness, accuracy, materiality or validity of any mineral resource estimates or other scientific or technical information relating to the Properties, including, without limitation, that described in the Existing Data, and that nothing in this Agreement shall be deemed to be a

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representation or a warranty by Comstock that any of the Properties contain any economically feasible, valuable or otherwise useful mineral resources or deposits; and
(l)    there are no lawsuits pending or threatened against Tonogold or its Affiliates or representatives relating to or affecting the Project Holding Company, the Properties or this Agreement and there are no proceedings pending for, and there is no basis for the institution of any proceedings leading to, the dissolution or winding-up of Tonogold or the placing of Tonogold into bankruptcy or subject to any other Laws governing the affairs or status of insolvent persons or corporations.
3.2    Representations and Warranties of Comstock
Comstock hereby represents and warrants to Tonogold, and acknowledges that Tonogold is relying on such representations and warranties to enter into this Agreement, as follows:
(a)    Comstock is a corporation duly incorporated and in good standing under the Laws of the State of Nevada;
(b)    the Project Holding Company is a limited liability company duly organized and in good standing under the Laws of the State of Nevada;
(c)    Comstock has full corporate power, authority and capacity to enter into and to carry out its obligations under this Agreement;
(d)    the Project Holding Company has full limited liability company power, authority and capacity to enter into and to carry out its obligations under this Agreement;
(e)    Comstock has obtained all approvals, consents and authorizations of its directors required in connection with entering into and carrying out its obligations under or contemplated by this Agreement;
(f)    the Project Holding Company has obtained all approvals, consents and authorizations of its sole member and manager required in connection with entering into and carrying out its obligations under or contemplated by this Agreement;
(g)    assuming compliance by the parties of their respective obligations hereunder, Comstock and the Project Holding Company have no obligation contemplated by this Agreement that conflicts with or shall result in the breach of (i) the articles of incorporation of Comstock or (ii) any agreement or binding obligation of Comstock or any Laws or regulatory requirement applicable to Comstock, other than those conflicts or breaches that would not have a material adverse effect on Tonogold, the Project, the Project Holding Company, Comstock or the consummation of the transactions contemplated by this Agreement;
(h)    Comstock and the Project Holding Company have duly executed and delivered this Agreement, which binds Comstock in accordance with the terms hereof;

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(i)    Comstock or the Project Holding Company is the legal or beneficial owner of one hundred percent (100%) of the mineral rights in the Properties and the Mining Parcels, free and clear of any liens or Encumbrances other than Permitted Encumbrances, royalties or Encumbrances described in Exhibit B, Exhibit F and Exhibit G annexed hereto;
(j)    Comstock or the Project Holding Company have paid all taxes and governmental, regulatory or contractual access, administration, assessment and other fees as are required to the date hereof to register, hold title to, maintain and transfer good title to the Properties, except for those that are being contested in good faith by appropriate means or proceedings or where the failure to have done so would not have a material adverse effect on Tonogold, the Project, the Project Holding Company, Comstock or the consummation of the transactions contemplated by this Agreement;
(k)    there are no material adverse claims or challenges against or to the ownership of or title to any of the Properties nor, to the knowledge of Comstock, is there any basis therefor, except for those that are being contested in good faith by appropriate means or proceedings as set forth on Exhibit B annexed hereto or where the claim or challenge, if successful, would not have a material adverse effect on Tonogold, the Project, the Project Holding Company, Comstock or the consummation of the transactions contemplated by this Agreement;
(l)    there are no outstanding agreements or options to acquire or purchase any interest in any of the Properties, to explore, develop or exploit any mineral claims, rights or interests comprising any of the Properties, or to receive any royalties, net profits or other proceeds from the production or exploitation of any minerals or products from any of the Properties other than those described in Exhibit B and Exhibit G annexed hereto;
(m)    Comstock and the Project Holding Company’s entry into this Agreement does not and will not conflict with, and does not and will not result in a breach of, any agreement or instrument to which Comstock is party, except for conflicts or breaches which would not have a material adverse effect on Tonogold, the Project, the Project Holding Company, Comstock or the consummation of the transactions contemplated by this Agreement, it being understood that the transactions contemplated by this Agreement are expressly permitted under the terms of the Debenture;
(n)    each of Comstock and the Project Holding Company has due and sufficient right and authority to transfer its right, title and interest in and to each of the Properties to which it has fee ownership in accordance with this Agreement, subject to any necessary governmental consents for the transfer of mining leases, concessions, licenses or other interests;
(o)    there are no lawsuits or legal proceedings pending or, to the knowledge of Comstock, threatened against Comstock or the Project Holding Company affecting the Properties, other than communications provided to Tonogold prior to the date hereof for which Tonogold has confirmed receipt;
(p)    Comstock has delivered to or made available for inspection by Tonogold all Existing Data in its possession or control that it reasonably believes to be material to the transactions contemplated hereby, and true and correct copies of all leases or other contracts relating to the Properties; to the knowledge of Comstock, the Properties do not have any proven or probable

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reserves; notwithstanding the foregoing provisions of this Section 3.2, Tonogold understands that Comstock makes no representation or warranty as to the completeness, accuracy, materiality or validity of any mineral resource estimates or other scientific or technical information relating to the Properties, including, without limitation, that described in the Existing Data, and that nothing in this Subsection shall be deemed to be a representation or a warranty that any of the Properties contain any economically feasible, valuable or otherwise useful mineral resources or deposits;
(q)    to the extent that any governmental or regulatory consents, waivers, approvals, authorizations, licenses or permits (collectively, “permits”) not presently possessed by Comstock or the Project Holding Company are required to conduct Exploration or other Operations on any of the Properties, such permits shall be the sole responsibility of Tonogold to obtain or facilitate obtaining them;

(r)	the Project Holding Company is a wholly-owned subsidiary of Comstock; and
(s)    neither entering into this Agreement nor Tonogold exercising the Option as contemplated herein, will adversely impact the various permits granted to either Comstock and/or the Project Holding Company, assuming Tonogold’s compliance with applicable Laws.
3.3    Covenants and Undertakings of Comstock
Comstock hereby covenants and agrees as follows:
(a)    Comstock shall act in a manner that is consistent with the requirements of this Agreement and shall cause the Project Holding Company to act in accordance with this Agreement;
(b)    Comstock shall make available to Tonogold and its representatives all records and files relating to the Properties or any of them and permit Tonogold and its representatives at Tonogold’s expense to take abstracts therefrom and make copies thereof and to provide all reasonable administrative support to Tonogold as required from time to time (subject to being reimbursed for such administrative support);
(c)    Comstock shall promptly provide Tonogold with copies of any and all notices and correspondence received by Comstock from government agencies in respect of the Properties or any creditors in respect of any alleged event of default, including without limitation the creditors under the Debenture, or any other notice or correspondence received by Comstock related to any other matter that has resulted or would reasonably be expected to result in a material adverse effect on Tonogold, the Project, the Project Holding Company, Comstock or the consummation of the transactions contemplated by this Agreement;
(d)    Comstock shall continue to satisfy the obligations under applicable Laws, including safety, health and environment obligations, relating to the Properties as described in Exhibit C annexed hereto, including the Special Use Permit No. 2000-222-A-4 of Comstock annexed hereto as Appendix A; and

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(e)    Comstock shall provide ongoing support for Operations in a manner consistent with applicable Laws, as described in Exhibit C annexed hereto, including the Special Use Permit No. 2000-222-A-4 of Comstock annexed hereto as Appendix A; provided, that Comstock is promptly paid or reimbursed for the fully absorbed cost of such support.
(f)     That during the term of this Agreement, Comstock shall not sell nor agree to sell, dispose or option any of its interest in the Project Holding Company (other than Permitted Encumbrances).
3.4    Covenants and Undertakings of Tonogold
Tonogold hereby covenants and agrees as follows:
(a)    Tonogold shall refrain from any action or activity contrary to or inconsistent with the terms of this Agreement;
(b)    Tonogold shall make available to Comstock and its representatives all records and files relating to the Operations, the Properties or any of them and permit Comstock and its representatives at Comstock’s expense to take abstracts therefrom and make copies thereof;
(c)    Tonogold shall promptly provide Comstock with any and all notices and correspondence received by Tonogold from or sent by Tonogold to any regulatory or government authorities or bodies in respect of the Operations, the Properties or any of them;
(d)    Tonogold shall observe and perform all Environmental and Mining Compliance and all other Continuing Obligations relating to any or all of the Operations or the Properties;
(e)    Tonogold shall observe, complete and satisfy all requirements related to the Operations under applicable Law, including, without limitation, obtaining all permits;
(f)    Tonogold shall ensure that its employees, contractors, consultants and other representatives shall be aware of and familiarize themselves with Comstock’s policies and procedures while on the Properties and shall at all times strictly adhere to those policies and procedures, so long as those policies and procedures (which terms include instructions and directions) are reasonably designed to protect health, safety, the environment, the confidentiality of confidential, non-public material of proprietary information or to comply with obligations under applicable Law and Tonogold acknowledges the sole right of Comstock to refuse any person entry to site and/or remove any person from site that refuses to adhere to the policies and procedures of Comstock;
(g)    Tonogold shall not take any action or participate in any activity that is intended, or would reasonably be expected, to harm the reputation of Comstock;
(h)    Except as otherwise permitted in this Agreement, Tonogold shall not, without the prior written approval of Comstock (such approval shall be at Comstock’s absolute discretion), directly or indirectly, either individually or on behalf of or through any person, for the period commencing on the Execution Date until the day being 30 months from the earlier of either (x) the termination of this Agreement or (y) the Funding Completion Date (whichever the earlier), in any capacity, (i)

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locate, stake, lease, option, purchase or otherwise acquire or become entitled to acquire any interest, directly or indirectly, in any property, mineral rights, land rights, surface rights, water rights or other mining-related assets, or (ii) own, manage, stake, control, advise, operate, provide services to, consult with, receive remuneration from, be employed by any person engaged or proposing to engage in, or otherwise engage in any manner in the mining business (the activities described in the preceding clause (i) and clause (ii), collectively, “Appropriate”) property or rights within the Non-compete Area demarcated as on the map attached hereto as Exhibit B-1 (the “Non-Compete Area”), excluding those areas within the Area of Influence (as defined below);
(i)    Except as otherwise permitted in this Agreement, Tonogold shall not, directly or indirectly, either individually or on behalf of or through any person, for the period commencing on the Execution Date until the day being 30 months from the earlier of either (x) the termination of this Agreement or (y) the Funding Completion Date, in any capacity, Appropriate property or rights outside of the SUP Border Area and within the Area of Influence demarcated on the map attached hereto as Exhibit B-1 (the “Area of Influence”), unless Tonogold, in order of the sequence described: (i) first, provides Comstock with written notice that includes the details of the commercial terms for the arrangement with respect to such property within the Area of Influence; (ii) second, offers Comstock the opportunity to acquire a 49% interest of such property or rights being acquired (with Tonogold retaining a 51% interest) within the Area of Influence; and (iii) third, if and only if Comstock elects not to acquire 49% of such property or rights within the Area of Influence pursuant to clause (ii) above, Tonogold shall be permitted to acquire 100% of such property or rights within the Area of Influence. If Comstock elects to acquire 49% of such property or rights pursuant to clause (ii) in the preceding sentence, a separate joint venture agreement to include Comstock and Tonogold shall be entered into which shall provide among other matters, (a) that each party shall bear their respective share of all costs (including the acquisition cost and project expenditure), (b) that decisions with respect to such joint venture shall be made in accordance with the governance provisions set forth in Section 7 of this Agreement, and (c) that Comstock and Tonogold agree that they shall contribute such property or rights to the Project Holding Company as of the Funding Completion Date. Comstock shall have sixty (60) days from the date that Tonogold provides written notice of the proposed arrangement involving the Area of Influence. If Comstock fails to provide notice to Tonogold within the 60-day period it will be deemed that Comstock has elected not to participate in the proposed transaction of such property or rights within the Area of Influence. For the sake of clarity, Comstock shall be entitled to Appropriate 100% of any property or rights situated within the Non-Compete Area or the Area of Influence from time to time or at any time. Comstock hereby agrees that if Comstock acquires property or rights within the Area of Influence, Comstock shall provide Tonogold with notice of such acquisition and offer to supplement Exhibit B to include such property or rights, in exchange for Tonogold reimbursing Comstock for 51% of the purchase price of acquiring such property or rights.
(j)    Tonogold shall timely complete and satisfy all of its funding obligations contemplated by this Agreement;
(k)    Tonogold shall cause its Affiliates and representatives to observe, complete and satisfy the obligations under Section 3.4 as if they were Tonogold;

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(l)    Tonogold shall perform all work contemplated to be conducted by Tonogold under this Agreement with due diligence and in a professional and workmanlike manner in accordance with common industry practices; and
(m)    Tonogold shall conduct the Operations in a manner that is substantially consistent with the initial Program and Budget, it being understood that subsequently approved Programs and Budgets and supplementary Budgets may differ from the initial Program and Budget.
3.5    Recorded Title
The Project Holding Company shall remain the sole legal and beneficial owner of the Lucerne Property and title to the real and personal property included in the Lucerne Property shall remain vested and recorded solely in the name of the Project Holding Company. This Section 3.5 shall apply to the Lucerne Property held by Comstock after they are transferred to the Project Holding Company in accordance therewith.
Unless the option to purchase the American Flat PP&E pursuant to Section 8.9 lapses or is terminated or the Option is terminated, cancelled or expires, the Project Holding Company shall remain the sole legal and beneficial owner of the American Flat PP&E and title to the real and personal property included in the American Flat PP&E shall remain vested and recorded solely in the name of the Project Holding Company. This Section 3.5 shall apply to the American Flat PP&E held by Comstock after they are transferred to the Project Holding Company in accordance therewith.
3.6    Loss of Title
All costs of defending any claim or challenge to title to any of the Properties resulting from any actions, or a breach of this Agreement, by any Participant shall be borne by such Participant. Any other costs of maintaining or defending title to any of the Properties shall be borne by the Project Holding Company. Such Participant or the Project Holding Company, as the case may be, shall promptly reimburse the other Participant or the Project Holding Company for any such costs incurred by it. Notwithstanding anything contained herein to the contrary, the Project Holding Company shall manage or direct the management of any such defense or maintenance; provided, however, that, so long as Comstock is the beneficial owner of 50% or more of the equity or voting interests of the Project Holding Company, Comstock shall manage or direct the management of any such defense or maintenance.
3.7    Indemnities
(a)    As used herein, “Relevant Party” means a Participant or the Project Holding Company. Each Relevant Party (the “Indemnifying Party”) shall indemnify the other Relevant Parties and their respective directors, officers, employees, agents, accountants, attorneys and Affiliates and other representatives (each an “Indemnified Party”) against any loss, cost, expense, damage or liability (including legal fees and other expenses) arising out of or based on a breach by the Indemnifying Party of any representation, warranty, agreement or covenant contained in this Agreement.

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(b)    Comstock shall have no responsibility, obligation or liability whatsoever to Tonogold or its agents, employees or contractors, for any occurrence on or about the Properties or with respect to any property of Tonogold or its agents, employees or contractors, including, without limitation, any loss, injury or damage unless such loss, injury or damage is caused by the gross negligence or willful misconduct of Comstock or its agents, employees or contractors. Tonogold shall indemnify, defend and hold harmless Comstock and its officers, directors, shareholders, employees, agents, affiliates and successors, from and against any and all claims made or judicial or administrative actions filed (including, without limitation, reasonable attorneys’ fees) suffered or incurred by Comstock or any other of such Persons arising from or related to Tonogold’s drilling, geological assessment, inspections or other activities or omissions with respect to the Properties.
(c)    Tonogold acknowledges and agrees that, as provided in Section 3.2(p), to the knowledge of Comstock, the Properties do not have any proven or probable reserves and Tonogold acknowledges, understands and agrees that Comstock makes no representation or warranty as to the completeness, accuracy, materiality or validity of any mineral resource estimates or other scientific or technical information relating to the Properties, including, without limitation, that described in the Existing Data, and that nothing in this Agreement shall be deemed to be a representation or a warranty by Comstock that any of the Properties contain any economically feasible, valuable or otherwise useful mineral resources or deposits. Accordingly, Tonogold hereby irrevocably releases and forever discharges Comstock and its affiliates, predecessors, officers, directors, stockholders, agents, representatives, successors and assigns (individually, a “Releasee” and, collectively, the “Releasees”) from any and all actions, causes of action, claims, demands, damages, costs, losses, penalties, attorneys’ fees, obligations, judgments, expenses, compensation, rights and liabilities of any nature whatsoever, in law or equity, whether known or unknown, contingent or otherwise, which Tonogold now has, may ever have had in the past or may have in the future against any of the Releasees by reason of mineral resource estimates or other scientific or technical information relating to the Properties, including, without limitation, that described in the Existing Data, negotiating this Agreement or conducting due diligence related thereto.
(d)    If any third party claim or demand is asserted against an Indemnified Party in respect of which such Indemnified Party may be entitled to indemnification under this Agreement, written notice of such claim or demand shall promptly be given to the Indemnifying Party. The Indemnifying Party shall have the right, but not the obligation, by notifying the Indemnified Party within thirty (30) days after its receipt of the notice of the claim or demand, to assume the entire control of (subject to the right of the Indemnified Party, as the case may be, to participate, at the Indemnified Party's expense and with counsel of the Indemnified Party's choice, in) the defense, compromise or settlement of the claim or demand, including, at the Indemnifying Party's expense, employment of counsel of the Indemnifying Party's choice. Any settlement or compromise of the claim or demand by the Indemnifying Party shall include a full release of claims and causes of action against each Indemnified Party.
(e)    Each Participant shall hold the rights to indemnification in trust for each Indemnified Party who is a director, officer, employee, agent, accountant, attorney or Affiliate or representative of such Participant and shall do all such things as may be necessary or advisable to assert or enforce the rights of indemnification of such Indemnified Parties as herein provided.

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(f)    Notwithstanding anything contained herein to the contrary, if the breach by a Participant relates to the Properties or the Operations and the loss, damage or liability is borne primarily by the Project Holding Company, then all indemnification payments by such Participant shall be made to the Project Holding Company rather than the other Participant (provided, however, that this Subsection shall not limit indemnification payments due to the other Participant for its costs or expenses).
4.    RELATIONSHIP OF THE PARTICIPANTS
4.1    No Partnership
Nothing contained in this Agreement shall be deemed to constitute any Relevant Party to be a partner of any other Relevant Party, to create any fiduciary relationship among the Relevant Parties or, except as otherwise herein expressly provided, to constitute any Relevant Party to be an agent or legal representative of any other Relevant Party. The Participants do not intend to create, and this Agreement shall not be construed to create, any mining, commercial, tax or other partnership. No Relevant Party shall have any authority to act for or to assume any obligation or responsibility on behalf of any other Relevant Party, except as otherwise expressly provided herein. Except as expressly provided herein, the rights, duties, obligations and liabilities of the Relevant Parties shall be several and not joint or collective. Except as expressly provided herein, each Relevant Party shall be responsible only for its own obligations as herein set out and shall be liable only for its share of the costs and expenses of the other Relevant Parties as provided herein.
4.2    Other Business Opportunities
Except as expressly provided in this Agreement, each Relevant Party shall have the right independently to engage in and receive full benefits from business activities, as long as they do not violate the agreed upon non-compete clauses of this Agreement, without consulting any other Relevant Party. The doctrines of “corporate opportunity” and “business opportunity” shall not be applied to any other activity, venture or operation of any Relevant Party, and no Relevant Party shall have any obligation to any other Relevant Party with respect to any opportunity related to any property outside the Properties. Except as provided for in this Agreement or unless otherwise agreed in writing, no Participant shall have any obligation to mill, beneficiate or otherwise treat any other Participant's share of Products in any facility owned or controlled by such Participant.
4.3    No Royalty or Other Interests
Except as provided under this Agreement, no Participant shall be entitled or permitted to create any Encumbrance of any nature on all or any part of the Properties other than Permitted Encumbrances.
4.4    No Third Party Beneficiary Rights

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Except as expressly provided in Section 3.7, this Agreement shall be construed to benefit the Participants and their respective successors and permitted assigns only and shall not be construed to create third party beneficiary rights in any other person.

4.5	Permits
Notwithstanding anything contained herein to the contrary, so long as Comstock is the beneficial owner of 20% or more of the equity or voting interests of the Project Holding Company, if Tonogold, the Managing Director or any other person determines to obtain or facilitate the obtaining of any permit, whether necessary, expedient or otherwise, Tonogold and the Managing Director shall and shall cause such other person to consult with Comstock in advance in connection therewith and to take into account and give effect to commercially reasonable requests of Comstock.

4.6	The Project Holding Company
To the extent that this Agreement provides for the taking of any actions by, or the refrain from taking any actions by, the Project Holding Company, the Project Holding Company agrees to comply therewith. So long as Comstock is the beneficial owner of 20% or more of the equity or voting interests of the Project Holding Company, the Project Holding Company shall comply with and observe all policies and procedures of Comstock, including, without limitation, ethics, accounting, insider trading, health and safety, environmental, reporting and employment policies and procedures.
Upon, from and after the Funding Completion Date, the Project Holding Company shall, without any further liability or responsibility of or recourse to Comstock or its other Affiliates (other than in respect of a breach by Comstock), or any of its or their respective representatives, forever absolutely and irrevocably assume and be solely liable and responsible for any and all claims, liabilities, losses and taxes that are asserted against or incurred or sustained by them and that are or are alleged to be related to or associated with the ownership, use, possession, operation or conduct, occurring or relating to matters after the Execution Date, of the Lucerne Property (and the American Flat PP&E, if the option to purchase the American Flat PP&E under Section 8.9 has been exercised) or any activities related thereto or conducted thereon.

5.	THE INTEREST, OPTION AND CONTRIBUTIONS BY PARTICIPANTS
5.1    The Option
(a)    Subject to the terms and conditions of this Agreement, Comstock hereby grants to Tonogold an exclusive, non-assignable and non-transferable option (the “Option”) to earn the membership interest in the Project Holding Company set forth in Section 6.1(a)(the “Interest”).
(b)    Subject to the terms and conditions of this Agreement, Comstock hereby grants to Tonogold the sole and exclusive right to undertake and complete those engineering, development, drilling and test-work activities that are determined by Tonogold, on a commercially reasonable basis, to be necessary to complete a technical and economic feasibility

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assessment for commercially viable mining of gold, silver or other mineral resources on the Lucerne Property, which assessment will be in writing and include a commercially viable mine plan, mine economics and production schedules (the “Assessment”). Tonogold must deliver the Assessment to Comstock on or prior to the third (3rd) anniversary of the Commencement Date.
(c)    On the Execution Date, Tonogold shall deliver of an irrevocable, non-refundable wire payment of immediately available funds in the amount of two hundred sixty thousand dollars ($260,000) to Comstock, representing an option fee of $200,000 plus a $60,000 contribution to GF Comstock 2 LP’s legal costs pursuant to the definition of “Projects Costs” in Exhibit A. On the Execution Date, Tonogold, Comstock and GF Comstock 2 LP shall execute and deliver a Subordination, Non-disturbance and Attornment Agreement in the form of Exhibit E annexed hereto and all of the conditions to the effectiveness of such agreement shall have been satisfied. From the Execution Date until the close of business on April 3, 2018 (the “Continuance Deadline”), Tonogold shall make documented expenditures that shall constitute Phase One Project Funding (including timely payment, observation and performance of the Northern Comstock Funding (commencing in respect of the payment due in November 2017) and all Environmental and Mining Compliance and one hundred percent (100%) of all ongoing Project Costs). In the event that Tonogold does not elect to continue with this Agreement and therefore does not pay Comstock the payment described in Section 5.1(c)(i) prior to the Continuance Deadline, Tonogold shall be required to pay Comstock an amount equal to one million dollars ($1,000,000) less such documented Phase One Project Funding expenditures made prior to the Continuance Deadline. The Option and all other rights granted to Tonogold under this Agreement are non-assignable, non-transferable and non-sublicenseable. The Option is exercisable after (but only after) (i) the Assessment has been completed and delivered to Comstock and Comstock shall have had ninety (90) days to review the Assessment and (ii) satisfaction of all of the following conditions:
(i)    Delivery of an irrevocable, non-refundable wire payment of immediately available funds in the amount of two million dollars ($2,000,000) to Comstock no later than the Continuance Deadline (the actual date that such payment is made by Tonogold, the “Commencement Date”); and
(ii)    Completion of the Phase One Project Funding (including timely payment, observation and performance of the Northern Comstock Funding and all Environmental and Mining Compliance and one hundred percent (100%) of all ongoing Project Costs), no later than the dates indicated in the following chart and in documented amounts no less than the cumulative amounts indicated as of such dates:

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Cumulative Spending	Deadline
$300,000	6 months after Commencement Date
$600,000	9 months after Commencement Date
$900,000	12 months after Commencement Date
$1,200,000	15 months after Commencement Date
$7,000,000	18 months after Commencement Date
For the purpose of clarity, each minimum amount listed in the above table shall not be deemed to be satisfied if the Northern Comstock Funding due and payable during such period has not been timely paid in full; and
(iii)    Delivery of written notice from two executive officers of Tonogold to Comstock certifying that the Phase One Project Funding has been completed on or prior to the date that is sixty (60) days after the completion of the Phase One Project Funding; and
(iv)    Completion of the Phase Two Project Funding (including timely payment, observation and performance of the Northern Comstock Funding and all Environmental and Mining Compliance and one hundred percent (100%) of all ongoing Project Costs), no later than the dates indicated in the following chart and in documented amounts no less than the cumulative amounts indicated as of such dates:

Cumulative Spending	Deadline
$7,500,000	21 months after Commencement Date
$8,000,000	24 months after Commencement Date
$8,500,000	27 months after Commencement Date
$9,000,000	30 months after Commencement Date
$9,500,000	33 months after Commencement Date
$20,000,000	36 months after Commencement Date
For the purpose of clarity, each minimum amount listed in the above table shall not be deemed to be satisfied if the Northern Comstock Funding due and payable during such period has not been timely paid in full; and
(v)    Delivery of written notice from two executive officers of Tonogold to Comstock certifying that the Phase Two Project Funding has been completed on or prior to the date that is sixty (60) days after the completion of the Phase Two Project Funding; and

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(vi)     Delivery of a written notice from Tonogold to Comstock indicating Tonogold’s desire to exercise the Option, on or prior to the date that is ninety (90) days after the date of Tonogold’s notice delivered pursuant to Section 5.1(c)(v); and
(vii)    To the extent that any Lucerne Property (and the American Flat PP&E, if the option to purchase the American Flat PP&E under Section 8.9 has been exercised) is not then presently owned by the Project Holding Company, Comstock shall have caused such Lucerne Property to be transferred to the Project Holding Company and to the extent that the Project Holding Company owns or holds other assets or properties that are excluded from the Lucerne Property (and the American Flat PP&E, if the option to purchase the American Flat PP&E under Section 8.9 has been exercised), such assets or properties shall have been transferred to Comstock or another designee of its choice.
So long as Tonogold shall not then be in material breach of this Agreement, the date upon which all of the conditions set forth under Sections 5.1(c)(i), 5.1(c)(ii), 5.1(c)(iii), 5.1(c)(iv), 5.1(c)(v), 5.1(c)(vi) and 5.1(c)(vii) have all been satisfied shall be defined in this Agreement as the “Funding Completion Date.” If not timely exercised in accordance with Section 5.1(c)(vi), the Option shall automatically terminate, expire and be cancelled. If timely exercised, Tonogold shall be deemed to have acquired the Interest and become a member in the Project Holding Company, subject to the terms and conditions of this Agreement, and Comstock shall amend the operating agreement of the Project Holding Company to give effect thereto.
(d)    If at any time prior to the Funding Completion Date, Tonogold breaches any of the terms or conditions of this Agreement in any material respect, and such breach is not cured within the 30-day cure period provided in Section 5.3, or if Tonogold provides notice to Comstock thereby electing to cease making payments or fails to timely make any payment required pursuant to Section 5.1(c)(i), Section 5.1(c)(ii) or Section 5.1(c)(iv), then, on notice from Tonogold to Comstock or Comstock to Tonogold, (i) the Option shall automatically terminate, expire and be cancelled, (ii) all other rights granted to Tonogold under this Agreement and contemplated hereby shall automatically terminate, expire and be cancelled, (iii) Tonogold shall not be entitled to any return of or reimbursement or other compensation for any payments or expenditures made pursuant hereto or any return of capital by or distributions from Comstock or the Project Holding Company, (iv) Tonogold shall forfeit any and all rights or interest it may have had or could have earned in the Option, the Project Holding Company or the Properties and (v) Comstock, the Project Holding Company and their respective Affiliates and representatives shall be released from any and all obligations to Tonogold (other than Section 12.4). Upon termination of the Option, Tonogold shall thereafter be relieved of its payment obligations for Phase One Project Funding and/or Phase Two Project Funding, as the case may be. For the sake of clarity, Tonogold’s failure to timely make payments required pursuant to Section 5.1(c)(i), Section 5.1(c)(ii) or Section 5.1(c)(iv), shall not be deemed to be a breach or default of this Agreement by Tonogold, but shall entitle Comstock to terminate this Agreement as provided in the immediately preceding sentence. Tonogold’s failure to make the payments prior to the Continuance Deadline as contemplated by the first paragraph of Section 5.1(c) (prior to clauses (i)-(vii)) shall be deemed to be a breach and default of this Agreement, except as otherwise provided in such paragraph.

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(e)    Commencing on the Execution Date, Tonogold shall keep and make available for the examination and audit by Comstock, or Comstock’s authorized employees, agents or representatives during normal business hours, all data, materials and information, including but not limited to records of all receipts, costs and disbursements made by Tonogold with respect to the Phase One Project Funding and the Phase Two Project Funding, and all books, accounts, memoranda, files and all or any other documents indicating, documenting, verifying or substantiating the cost and appropriateness of any and all costs, expenditures and receipts relating to the Project. Comstock shall have the right to conduct such examination and audit, at Comstock’s cost, no more than three (3) times per calendar year, as part of an examination and audit.
(f)    Notwithstanding Section 5.1(c), at any time prior to the Funding Completion Date, subject to the terms and conditions of this Section 5.1(f), Tonogold may accelerate its acquisition of the Interest and become a member in the Project Holding Company, by irrevocably depositing funds in an escrow account for the sole benefit of the Project Holding Company, in the amount of the Phase One Project Funding and/or the Phase Two Project Funding yet to be funded in accordance with Section 5.1(c). Such notice shall be accompanied by an irrevocable notice by Tonogold to exercise its option to purchase the American Flat PP&E pursuant to Section 8.9 or, alternatively, Tonogold’s irrevocable election to terminate such option, in order to allow Comstock time to comply with Section 1.2. Tonogold’s right to acquire the Interest under this Section 5.1(f) shall be subject to and conditioned upon Tonogold’s satisfaction of all of the following conditions: (i) Tonogold shall not have breached any of the terms or conditions of this Agreement in any material respect and failed to cure such breach within the 30-day cure period provided in Section 5.3; (ii) funding from the escrow account of the remaining Phase One Project Funding and/or the Phase Two Project Funding, as the case may be, as and when due under Section 5.1(c); and (iii) Tonogold shall execute and deliver an irrevocable agreement, power of attorney and assignment of the Interest to Comstock (to be held in escrow by legal counsel designated in writing by Comstock) that irrevocably acknowledges and agrees that Tonogold shall automatically assign the Interest to Comstock if Tonogold shall not satisfy the Phase One Project Funding and the Phase Two Project Funding from the escrow account within the time frames indicated in Section 5.1(c)(ii) and 5.1(c)(iv), respectively, which agreement, power of attorney and assignment shall terminate and be released by Comstock’s designated legal counsel upon joint instructions from Comstock and Tonogold indicating that that the Phase One Project Funding and the Phase Two Project Funding have each been satisfied within the time frames indicated in Section 5.1(c)(ii) and 5.1(c)(iv), respectively. If at any time prior to the Funding Completion Date, Tonogold fails to make payments from the escrow account as and when due under Section 5.1(c)(ii) or Section 5.1(c)(iv), respectively, for any reason (including Tonogold’s voluntary election to cease making such payments under this Agreement), then (i) the Option shall automatically terminate, expire and be cancelled as provided in Section 5.1(d) and (ii) Tonogold and Comstock agree that they will provide joint instructions to the escrow agent directing that any funds remaining in escrow, less a deduction for any accrued but unpaid expenses payable by Tonogold hereunder, be delivered to Tonogold.
(g)    From the Execution Date until the Funding Completion Date, Tonogold shall be entitled to appoint one individual who shall be invited to attend and observe all meetings of the Comstock’s board of directors or audit committee called by such governing body for the purpose of monitoring

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the liquidity and budget planning of Comstock; provided, however, that such board observer agrees to hold in confidence and trust, to act in a fiduciary manner with respect to and not to disclose any information provided to or learned by the board observer acting in such capacity. Notwithstanding the provisions of this Section, Comstock reserves the right to exclude the board observer from portions of any meeting where and to the extent that Comstock reasonably believes, based on the advice of counsel, that excluding the board observer from attending such portion of the meeting is reasonably necessary (i) to preserve attorney-client, work product or similar privilege with respect to any matter, (ii) to comply with the terms and conditions of confidentiality agreements with third parties, or (iii) because Comstock has determined, in good faith, that there exists, with respect to the subject of such deliberation or such information, an actual or potential conflict of interest between the Participants. Furthermore, the members of the board of directors or audit committee shall be entitled to hold reasonable executive sessions which the board observer may not be invited to attend. Each board observer shall use the same degree of care to protect Comstock’s confidential and proprietary information as Tonogold uses to protect its own confidential and proprietary information of like nature, but in no circumstances with less than reasonable care. Tonogold acknowledges and agrees that any information received as a board observer may be deemed to be material non-public information, and, accordingly, Tonogold covenants and agrees not to purchase or sell the securities of Comstock during the term of this Agreement.
5.2    Right of Entry
Comstock and its employees, agents, independent contractors, accountants, attorneys and other representatives shall continue to have the unfettered and absolute right to access the Lucerne Property and to conduct metallurgical processing and testing, maintenance, reclamation, extraction of metals from new science and associated activities on any or all of the Lucerne Property at any time and from time to time so long as such activities do not unreasonably interfere with the work programs or operations being conducted by Tonogold. Furthermore, at any time after the execution of this Agreement and continuing until completion of the exercise of the Option or until the termination of this Agreement, whichever first occurs, Comstock and its employees, agents, independent contractors, accountants, attorneys and other representatives shall, subject to the terms and conditions of this Agreement, continue to have the right and option to (subject to such activities not unreasonably interfering with the work programs and operations being conducted by Tonogold):
(a)    enter upon any or all of the Lucerne Property;
(b)    retain legal possession of any or all of the Lucerne Property in an open and conspicuous manner to defeat any claims or allegations of adverse possession;
(c)    undertake any activities on any or all of the Lucerne Property required under applicable Laws; and

(d)	on a reasonable basis, remove from any or all of the Lucerne Property samples for metallurgical processing and testing, development and exploration related activities.

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Tonogold acknowledges and agrees that it presently intends that Comstock shall be a preferred provider for toll processing in the Merrill Crowe and leaching facilities on commercial terms, if Tonogold, at its absolute election, decides to seek toll treatment opportunities.
5.3    Cure Periods
If Tonogold breaches this Agreement, including failure to fulfill its covenants and commitments or complete its obligations as set out in this Agreement, Comstock shall not have the right to terminate this Agreement unless Comstock shall have notified Tonogold of the breach and Tonogold has not cured the breach within thirty (30) days after the date of such notice.
6.    PARTICIPATING INTERESTS
6.1    Participating Interests
(a)    Initial Participating Interests. Commencing on the Funding Completion Date, the Participants shall have the following initial Participating Interests in the Project Holding Company:
(i)    Tonogold – a Participating Interest equal to fifty one percent (51%), and
(ii)    Comstock – a Participating Interest equal to forty nine percent (49%),
(b)    Changes in Participating Interests. Commencing on the Funding Completion Date, a Participant's Participating Interest shall only be changed as follows:
(iii)    upon an election or deemed election by a Participant not to contribute or to continue to contribute to an approved Budget or to contribute less than the percentage reflected by its Participating Interest;
(iv)    elimination of a minority interest as provided in Section 6.3;
(v)    pursuant to a transfer by a Participant of all or a portion of its Participating Interest approved in accordance with this Agreement; or
(vi)    upon the acquisition by either Participant of part or all of the Participating Interest of the other Participant, however occurring.
6.2    Capital Accounts; Voluntary Reduction in Participation; Dilution
(a)    The initial capital contribution (the “Initial Contribution”) of each of the Participants to the Project Holding Company as of the Funding Completion Date shall be deemed to be as follows:
(vii)    the Initial Contribution of Tonogold shall be $20,000,000 (or such other amount that the Participants mutually agree upon that is equal to 51% of the total capital contributions made to the Project Holding Company); and

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(viii)    the Initial Contribution of Comstock shall be $19,215,862 (or such other amount that the Participants mutually agree upon that is equal to 49% of the total capital contributions made to the Project Holding Company).
For the sake of clarity, neither the Phase One Project Funding nor the Phase Two Project Funding shall be deemed to be capital contributions made to, or investments in, the Project Holding Company, prior to the Funding Completion Date. Accordingly, Tonogold shall not be a member or equity holder of the Project Holding Company and shall not have any capital account or equity ownership in the Project Holding Company at all if the Funding Completion Date does not occur.
(b)    If at any time after the Funding Completion Date an approved Budget contemplates the contribution of additional amounts to the capital of the Project Holding Company by the Participants to fund an approved Program, each Participant shall have the right to contribute its pro rata amount (based on its respective Participating Interest) of the aggregate amount to be so contributed. Notwithstanding the foregoing, a Participant may elect to:
(ix)    contribute some lesser amount than its respective pro rata amount; or
(x)    to not contribute at all,
and, in either such case, such electing Participant is hereinafter referred to as a “Diluted Participant” and any other Participant is hereinafter referred to as a “Non-Diluted Participant.”
(c)    Each Participant shall use reasonable best efforts to make such Participant’s election as soon as practicable, subject to a maximum period of ninety (90) days to make such Participant’s election after each Budget that is presented to the Participants in accordance with Section 9.2, along with a proof of funds demonstrating such Participants wherewithal to satisfy its funding obligations. Any related Capital Calls must adhere to the procedures and timing described in Section 9.7. Any such election must be made by written notice to the Managing Director and to the other Participant.
(d)    If one Participant elects not to contribute its pro rata share of the Budget, the other Participant shall have the right to elect to fund the shortfall. Such Participant electing to fund the shortfall shall advise the Managing Director and the other Participant within one hundred (100) days of receipt of the Budget.
(e)        If 100% of the originally proposed Budget has not been committed to by the Participants following the procedures established under clause 6.2(c) and 6.2(d), the Managing Director shall, in consultation with the Board/Manager and the Participants prepare an amended Budget for presentation to the Participants. Any such amended Budget shall be presented to the Participants for review and the election of the Participants in the same manner and under the same procedures described under clause 6.2(c) and 6.2(d) above.
(f)        Once a Budget has received the approval by the Participants and 100% funding commitment thereof, each Party shall be committed to meeting its agreed share and any failure to do so shall be regarded as a breach of this Agreement, subject to Section 9.7(d).

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(g)    If the amounts to be contributed to the capital of the Project Holding Company by the Participants pursuant to such approved Budget is decreased by mutual agreement of the Participants after the approval of such Budget, each Participant shall again have the right to reconsider its election and make a new election so long as the percent of the new commitment is not less than that of its original commitment. Each Participant shall have a period of thirty (30) days after each such change is approved to make a new election.
(h)    Supplementary Budgets can be proposed from time to time or at any time after the Funding Completion Date, in the same manner and under the same procedures described under clause 6.2(c) and 6.2(d) above; provided, that any related Capital Calls must adhere to the procedures and timing described in Section 9.7.
(i)    If a Non-Diluted Participant elects to make, and actually makes, the contributions that would have been made by the Diluted Participant, the Participating Interest of the Diluted Participant shall be recalculated at the time of such actual contribution by: dividing (i) the sum of a + b + c for the Diluted Participant by (ii) the sum of a + b + c for all Participants; and multiplying the result by 100, where:
a = the value of the Initial Contribution of the applicable Participant as defined in Section 6.2(a),
b = the total of all of the contributions of the applicable Participant after the Funding Completion Date through the time of such actual contribution, and
c = the amount that the applicable Participant actually contributes pursuant to such approved Budget (but not more than the amount provided for in such Budget).
The Participating Interest of the Non-Diluted Participant shall thereupon be recalculated in the same manner.
Except as otherwise provided in this Agreement, a Diluted Participant shall retain all of its rights and obligations under this Agreement, including the right to make future contributions to the capital of the Project Holding Company on the basis of its recalculated Participating Interest at the applicable time.
This Section 6.2 shall be subject to Section 9.4.
6.3    Elimination of Minority Interest
(a)    At any time after the Funding Completion Date, in the event that any Participant’s Participating Interest dilutes to an amount which is less than five percent (5%) of the aggregate of all of the Participating Interests in the Project Holding Company, such Participant’s Participating Interest in the Project Holding Company shall be cancelled, free and clear of any Encumbrances, in exchange for a net smelter royalty (the “NSR Royalty”), based upon two and one-half percent (2.5%) of the net revenue (direct or indirect) earned by the Project Holding Company from the sale of metal or non-metal products less transportation and refining costs. The Participant receiving the

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NSR Royalty shall be deemed to have withdrawn from the Project Holding Company and relinquished its entire Participating Interest in exchange for the NSR Royalty.
(b)    On conversion of a Participating Interest into the NSR Royalty pursuant to this Section 6.3, the Relevant Parties covenant and agree to execute and deliver a mutually acceptable net smelter royalty agreement.
(c)    If a Participant relinquishes its Participating Interest pursuant to this Section 6.3, the other Participant and the Project Holding Company shall have the unfettered right to make all decisions regarding the Lucerne Property and, in the case that the American Flat PP&E option is exercised pursuant to Section 8.9, to the American Flat PP&E, and the Operations, including any decisions at any time or from time to time to suspend, curtail or terminate any production as they, in their sole discretion, may determine. Except as otherwise provided in this Agreement, this Agreement shall terminate on conversion of a Participant’s Participating Interest into the NSR Royalty.
(d)    For the purposes of this Section 6.3 and the calculation of a Participant’s Participating Interest for the exchange thereof for the NSR Royalty:
(xi)    Comstock and any and all assignees of Comstock’s Participating Interest, in whole or in part, shall be aggregated into one combined Participating Interest; and
(xii)    Tonogold and any and all assignees of Tonogold’s Participating Interest, in whole or in part, shall be aggregated into one combined Participating Interest, and, as a result, there shall only be one NSR Royalty aggregating two and a half percent (2.5%), which shall be allocated ratably among the exchanging Participant and its assignees (except as they may otherwise agree).
6.4    Continuing Liabilities Upon Adjustments of the Participating Interests
Any withdrawal of a Participant from the Project Holding Company or any reduction of a Participant's Participating Interest under this Agreement shall not relieve such Participant of its share of any liability arising out of Operations conducted prior to such withdrawal or reduction, including, without limitation, Environmental and Mining Compliance and other Continuing Obligations.
6.5    Subordination of Interests
Each Participant shall, from time to time, take all necessary actions, including the execution of appropriate agreements, to pledge and subordinate its Participating Interest, any liens it may hold which are created under this Agreement and any other right or interest it holds with respect to the Lucerne Property (other than an NSR Royalty created pursuant to Section 6.3) and, in the case that the American Flat PP&E option is exercised pursuant to Section 8.9, to the American Flat PP&E, to any secured borrowings of the Project Holding Company for Operations approved by the Board/Manager in accordance herewith.

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7.    GOVERNANCE
7.1    Organization and Composition
Upon the Execution Date, the Participants shall establish a steering committee (the “Steering Committee”).
Until the Funding Completion Date, the Steering Committee shall solely exist to steer activities of the actions of the Project Managing Director under this Agreement and shall not act or deemed to be elected in any management or board capacity or any other supervisory or other affiliation with respect to the Project Holding Company. For the sake of clarification, during the period from the Execution Date until the Funding Completion Date, the Steering Committee shall have the power to approve Programs and Budgets for the Project.
After the Funding Completion Date, the Steering Committee (or their replacements designated by Tonogold or Comstock, as the case may be) shall be replaced with a governing body elected to act as such for the Project Holding Company in accordance with this Agreement (such governing body, the “Board/Manager”). The Board/Manager shall be bestowed with all of the rights, duties and obligations of a “Manager” of a limited liability company as defined in NRS 86.071.
The Steering Committee or the Board/Manager, as the case may be, shall be comprised of five (5) members, three (3) of whom shall be appointed by Tonogold and two (2) of whom shall be appointed by Comstock (except that, if Tonogold and its Affiliates cease to own fifty-one percent (51%) of the Participating Interests after the Funding Completion Date, then three (3) of whom shall be appointed by Comstock and two (2) of whom shall be appointed by Tonogold).
Subject to and without limiting the rights and obligations of the Relevant Parties hereunder, after the Funding Completion Date, the Board/Manager shall manage or direct the management of the Project Holding Company in accordance with this Agreement (including, without limitation Exhibit D annexed hereto).
Quorum for meetings of the Steering Committee or the Board/Manager (as the case may be) shall be five (5). Decisions of the Steering Committee and the Board/Manager shall be made by majority vote and approval, except that decisions related to the following matters shall require the unanimous vote and approval (the “Special Approval Vote”):

(a)	sale, disposal or transfer of the Lucerne Property and, in the case that the American Flat PP&E option is exercised pursuant to Section 8.9, the American Flat PP&E;

(b)	change of the name of the Project Holding Company;

(c)	change in scope of the business of the Project Holding Company;

(d)	investments outside the scope of the business of the Project Holding Company or investments by the Project Holding Company in excess of approved Budgets;

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(e)	creation of subsidiaries of the Project Holding Company;

(f)	admission of new members to the Project Holding Company or issuance of equity by the Project Holding Company;

(g)
incurrence of debt or grant of Encumbrances or guarantees by the Project Holding Company or any incurrence of debt by either Participant secured by an Encumbrance on equity interests in the Project Holding Company (other than Permitted Encumbrances) or the Lucerne Property (other than Permitted Encumbrances) and, in the case that the American Flat PP&E option is exercised pursuant to Section 8.9, the American Flat PP&E (other than Permitted Encumbrances);

(h)	payment of dividends or other distributions or return of capital by the Project Holding Company;

(i)	amendments, supplements, restatements or other modifications of the operating agreement for the Project Holding Company or the articles of formation of the Project Holding Company;

(j)	filing for bankruptcy protection or reorganization or other insolvency-related actions;

(k)
contracts, not entered into in the ordinary course of business, (i) for value in excess of $2,000,000, (ii) with competitors, (iii) that are not terminable on 30 days’ notice without payment or penalty or (iv) that contain change of control termination or penalty provisions;

(l)	capital expenditures not contemplated in a Budget or supplementary Budget (as prescribed under clause 6.2(h)) previously approved by the Steering Committee or the Board/Manager;

(m)	acquisitions, investments in third parties, strategic alliances or partnerships;

(n)	settlement, commencement or significant decision relating to litigation, arbitration or administrative or investigative proceedings;

(o)	activities or Programs by the Project Holding Company outside the scope of the purpose of this Agreement described in Section 1.1;

(p)
disparagement of either of the Participants or their respective nor any of their products, services, officers, employees, directors, investors, agents or customers, and any other activities (including unprofessional conduct or violation of confidentiality provisions of this Agreement) that could reasonably be expected to adversely affect the reputation of any such products, services or persons, the mining industry or the Comstock District; and

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(q)	reorganizations, amalgamations, mergers, consolidations, recapitalizations, restructurings or other significant transactions involving the Project Holding Company.
7.2    Governance
Tonogold, in its capacity as Project Managing Director of the Project or as Managing Director of the Project Holding Company, as the case may be, shall at all times remain subject to the direction of the Steering Committee or the Board/Manager, as the case may be, and the rights of Comstock hereunder. The Steering Committee and the Board/Manager, as the case may be, shall act in a manner that is consistent with the requirements of this Agreement and shall cause the Project Holding Company to act in accordance with this Agreement. The Relevant Parties agree that Exhibit D sets forth the initial Program and Budget, including all anticipated staffing needs and compensation and capital spending involved in the Phase One Project Funding and the Phase Two Project Funding, and approve the same.
7.3    Meetings
The Steering Committee and the Board/Manager, as the case may be, shall hold regular meetings at least quarterly in Storey County, Nevada or at other places mutually agreed by the Participants. The Managing Director or Project Managing Director, as the case may be, shall give not less than sixty (60) days’ notice to the Participants of such regular meetings (unless such notice is waived by the Participants). Additionally, any Participant may call a special meeting upon not less than twenty (20) Business Days’ notice to the Managing Director (or Project Managing Director) and the other Participant (unless such notice is waived by the Managing Director and the other Participant). Each notice of a meeting shall include an itemized agenda prepared by the Managing Director (or Project Managing Director) in the case of a regular meeting, or by the Participant calling the meeting in the case of a special meeting, but any matter may be considered with the consent of all Participants. The Managing Director (or Project Managing Director) shall prepare minutes of all meetings and shall distribute copies of such minutes to the Participants within thirty (30) days after the meeting. The Participants shall have thirty (30) days after receipt to sign and return such copies or to provide any written comments on such minutes to the Managing Director (or Project Managing Director). If a Participant timely submits written comments on such minutes, the Steering Committee or the Board/Manager, as the case may be, shall seek, for a period not to exceed thirty (30) days, to agree upon minutes of such meeting acceptable to the Participants. At the end of such period, failing agreement by the Participants on revised minutes, the minutes of the meeting shall be the original minutes as prepared by the Managing Director (or Project Managing Director), together with the comments on the minutes made by the Participants. Both of these documents shall be placed in the minute book for the Project Holding Company maintained by the Managing Director (or Project Managing Director). If personnel employed in Operations are required to attend a Steering Committee or Board/Manager meeting, reasonable costs incurred in connection with such attendance shall be a Project Cost. All other costs associated with Steering Committee and Board/Manager meetings shall be paid for by the Participants individually.
7.4    Action Without Meeting

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In lieu of meetings, the Steering Committee or Board/Manager may: (i) hold telephone conferences, so long as all members participating can hear each other simultaneously and minutes are prepared in accordance with Section 7.3; or (ii) act by consent in writing signed by all members.
8.    PROJECT MANAGING DIRECTOR AND MANAGING DIRECTOR
8.1    Appointment
(a)    On the Execution Date, Comstock hereby appoints Tonogold as managing director of the Project (the “Project Managing Director”) with overall management responsibility for Operations prior to the Funding Completion Date as provided under this Agreement. Subject to and conditioned upon the Funding Completion Date and Tonogold exercising the Option, Tonogold shall be appointed as the Managing Director of the Project (the “Managing Director”). The Managing Director shall act as such only on an informed basis in good faith on behalf and for the benefit of the Project.
(b)    If appointed as Managing Director in accordance with Section 8.1(a), Tonogold shall remain as Managing Director:
(xiii)    until it resigns or is deemed to have resigned pursuant to Section 8.4;
(xiv)    this Agreement is terminated; or
(xv)    until its Participating Interest ceases to be greater than fifty percent (50%) after the Funding Completion Date, in which event the Participants shall appoint a new Managing Director by unanimous consent.
8.2    Powers and Duties of Project Managing Director Prior to Option Exercise
Subject to the terms and conditions of this Agreement and to the direction of the Steering Committee, prior to the Funding Completion Date, the Project Managing Director shall have the following powers and duties:
(a)    the Project Managing Director shall manage, direct and control Operations, in a manner that is substantially consistent with the initial Program and Budget annexed hereto as Exhibit D and any subsequent approved Program and Budget;
(b)    the Project Managing Director shall implement the decisions of the Steering Committee, shall make all expenditures necessary to carry out approved Programs;
(c)    the Project Managing Director shall use reasonable efforts to:
(xvi)    purchase or otherwise acquire all material, supplies, equipment, water, utility and transportation services required for Operations, such purchases and acquisitions to be made on the best terms available, taking into account all of the circumstances;

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(xvii)    obtain such customary warranties and guarantees as are available in connection with such purchases and acquisitions; and
(xviii)    keep the Lucerne Property free and clear of all Encumbrances, except for:
(A)    Permitted Encumbrances; or
(B)    other Encumbrances specifically authorized by the Steering Committee;
(d)    the Project Managing Director shall:
(xix)    make or arrange for all payments required by concessions, leases, permits, contracts and other agreements resulting from or relating to Operations;
(xx)    reimburse Comstock within five (5) days following the end of the month the invoice was received by the Project Managing Director for any and all support, services, goods and investment made on behalf or in furtherance of Operations and other activities associated with exploring, assessing, engineering or developing the Lucerne Property, it being understood that such reimbursements will only be made with respect to expenses incurred on behalf of the Project that are specifically included as part of the approved Program and Budget and will apply toward the Phase One Project Funding or Phase Two Project Funding, as the case may be;
(xxi)    pay assessments and like charges resulting from Operations; and
(xxii)    do all other acts reasonably necessary to maintain the Lucerne Property;
(e)    the Project Managing Director shall:
(xxiii)    apply for all additional, necessary permits;
(xxiv)    comply with all applicable Laws;
(xxv)    notify promptly the Steering Committee of any allegations of substantial violation of any such permits or Laws;
(xxvi)    prepare and file all reports or notices required for Operations; and
(xxvii)    in the event of any violation of permits or Laws, timely use reasonable commercial efforts to cure or resolve such violations;
(f)    the Project Managing Director shall notify the Participants promptly of any litigation, arbitration or administrative or investigative proceeding commenced against Tonogold, Comstock, the Project Holding Company or affecting Operations or the Lucerne Property;
(g)    the Project Managing Director shall have the right to carry out its responsibilities as such hereunder through agents or independent contractors or, subject to Section 8.7, Affiliates;

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(h)    the Project Managing Director shall keep and maintain all required accounting and financial records in accordance with U.S. generally accepted accounting procedures consistently applied;
(i)    the Project Managing Director shall keep the Steering Committee advised of all Operations by submitting in writing to the Steering Committee:
(xxviii)    monthly progress reports, which include statements of expenditures and comparisons of such expenditures to the approved Budget;
(xxix)    periodic summaries of data acquired;
(xxx)    copies of reports concerning Operations;
(xxxi)    a detailed final report within sixty (60) days after completion of each Program and Budget, which shall include comparisons between actual and budgeted expenditures; and
(xxxii)    such other reports as the Steering Committee or any Participant may reasonably request;
(i)    at all reasonable times, the Project Managing Director shall provide the Steering Committee or the representative of any Participant, upon the request of any member of the Steering Committee, access to, and the right to inspect and copy, all information acquired in Operations, including but not limited to maps, drill logs, core tests, reports, surveys, assays, analyses, production reports, operations data, technical data and accounting and financial records;
(j)    the Project Managing Director shall allow Comstock, at Comstock’s sole risk and expense, and subject to reasonable safety regulations, to inspect the Lucerne Property and Operations at all reasonable times, so long as Comstock does not unreasonably interfere with Operations;
(a)    the Project Managing Director shall have the right to perform the assessment work required hereunder pursuant to a common plan of exploration on other properties;
(b)    the Project Managing Director shall timely record and file with the appropriate governmental office any required affidavits, notices of intent to hold and other documents in proper form attesting to the payment of Government Fees and the performance of assessment work, in each case in sufficient detail to reflect compliance with the applicable requirements;
(c)    if authorized by the Steering Committee, the Project Managing Director may apply for patents or mining leases or other forms of mineral tenure for any such claims;
(d)    the Project Managing Director shall prepare a plan for Environmental and Mining Compliance for all Operations consistent with the requirements of any applicable Laws or contractual obligations and shall include in each Program and Budget sufficient funding to implement the plan and to satisfy the financial assurance requirements of any applicable Law or

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contractual obligation pertaining to Environmental and Mining Compliance (which plan, to the extent practicable, shall incorporate concurrent reclamation of any parts of the Lucerne Property disturbed by Operations and conform with the conditions present in the existing Storey County, Nevada, Special Use Permit authorizing mining and exploration activities); and
(e)    the Project Managing Director shall undertake all other activities reasonably necessary to fulfill the foregoing.
8.3    Powers and Duties of Managing Director After Option Exercise
Subject to the terms and conditions of this Agreement and to the direction of the Board/Manager, on and after the Funding Completion Date, the Managing Director shall have the following powers and duties:
(a)    the Managing Director shall manage, direct and control Operations, in accordance with the Program and Budget approved by the Board/Manager, and shall prepare and present to the Board/Manager proposed Programs and Budgets;
(b)    the Managing Director shall implement the decisions of the Board/Manager, shall make all expenditures necessary to carry out approved Programs, and shall promptly advise the Board/Manager if the Project Holding Company lacks sufficient funds to carry out the approved Programs and Budgets;
(c)    the Managing Director shall use reasonable efforts to:
(i)    purchase or otherwise acquire all material, supplies, equipment, water, utility and transportation services required for Operations, such purchases and acquisitions to be made on the best terms available, taking into account all of the circumstances;
(ii)    obtain such customary warranties and guarantees as are available in connection with such purchases and acquisitions; and
(iii)    keep the Lucerne Property and, in the case that the American Flat PP&E option is exercised pursuant to Section 8.9, the American Flat PP&E, free and clear of all Encumbrances, except for:
(A)    Permitted Encumbrances; or
(B)    other Encumbrances specifically authorized by the Board/Manager;
(d)    the Managing Director shall act as the principal operating manager of the Project Holding Company, as is customary for that role in an industrial mining company, including but not limited to the following:
(i)    make or arrange for all payments required by concessions, leases, permits, contracts and other agreements related to the Lucerne Property and, in the case that the American Flat PP&E option is exercised pursuant to Section 8.9, to the American Flat PP&E;

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(ii)    pay all taxes, assessments and like charges on the Operations and the Lucerne Property and, in the case that the American Flat PP&E option is exercised pursuant to Section 8.9, to the American Flat PP&E except taxes determined or measured by a Participant’s sales revenue or net income and, if authorized by the Board/Manager, the Managing Director shall have the right to contest, in the courts or otherwise, the validity or amount of any taxes, assessments or charges if the Managing Director deems them to be unlawful, unjust, unequal or excessive, or to undertake such other steps or proceedings as the Managing Director may deem reasonably necessary to secure a cancellation, reduction, readjustment or equalization thereof before the Managing Director shall be required to pay them, but in no event shall the Managing Director permit or allow title to the Lucerne Property (and the American Flat PP&E, if the option to purchase the American Flat PP&E under Section 8.9 has been exercised) to be lost as the result of the non-payment of any taxes, assessments or like charges; and
(iii)    do all other acts reasonably necessary to maintain the Lucerne Property (and the American Flat PP&E, if the option to purchase the American Flat PP&E under Section 8.9 has been exercised);
(e)    the Managing Director shall:
(i)    apply for and maintain all necessary permits;
(ii)    comply with all applicable Laws;
(iii)    notify promptly the Board/Manager of any allegations of substantial violation of any such permits or Laws;
(iv)    prepare and file all reports or notices required for Operations; and
(v)    in the event of any violation of permits or Laws, timely use reasonable commercial efforts to cure or resolve such violations;
(f)    the Managing Director shall notify the Participants promptly of any litigation, arbitration or administrative or investigative proceeding commenced against the Project Holding Company or affecting Operations or the Lucerne Property (and the American Flat PP&E, if the option to purchase the American Flat PP&E under Section 8.9 has been exercised);
(g)    the Managing Director shall prosecute and defend, but shall not initiate without consent of the Board/Manager, any and all litigation, arbitration or administrative or investigative proceeding arising out of Operations (it being understood that the non-managing Participant shall have the right to participate, at its own expense, in such litigation, arbitration or administrative or investigative proceeding and that approval of the Board/Manager shall be required in advance of any settlement involving payments, commitments or obligations in excess of one hundred thousand dollars ($100,000) in cash or value;

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(h)    the Managing Director shall have the right to carry out its responsibilities as such hereunder through agents or independent contractors or, with prior notice to the Participants and subject to Section 8.7, Affiliates;
(i)    the Managing Director shall keep and maintain all required accounting and financial records in accordance with U.S. generally accepted accounting procedures consistently applied;
(j)    the Managing Director shall select and employ at competitive rates all supervision and labor necessary or appropriate to all Operations (it being understood that all persons so employed, the number thereof, their hours of labor and their compensation shall be determined by the Managing Director and they shall be employees of the Managing Director; provided, that compensation for any employee or consultant earning more than fifty thousand ($50,000) per year must be approved by the Board/Manager);
(k)    the Managing Director shall keep the Board/Manager advised of all Operations by submitting in writing to the Board/Manager:
(i)    monthly progress reports, which include statements of expenditures and comparisons of such expenditures to the approved Budget;
(ii)    periodic summaries of data acquired;
(iii)    copies of reports concerning Operations;
(iv)    a detailed final report within sixty (60) days after completion of each Program and Budget, which shall include comparisons between actual and budgeted expenditures; and
(v)    such other reports as the Board/Manager or any Participant may reasonably request;
(l)    at all reasonable times, the Managing Director shall provide the Board/Manager or the representative of any Participant, upon the request of any member of the Board/Manager, access to, and the right to inspect and copy, all information acquired in Operations, including but not limited to maps, drill logs, core tests, reports, surveys, assays, analyses, production reports, operations data, technical data and accounting and financial records;
(m)    the Managing Director shall allow the non-managing Participant, at its sole risk and expense, and subject to reasonable safety regulations, to inspect the Lucerne Property (and the American Flat PP&E, if the option to purchase the American Flat PP&E under Section 8.9 has been exercised) and Operations at all reasonable times, so long as the inspecting Participant does not unreasonably interfere with Operations;
(n)    the Managing Director shall maintain insurance for the benefit of the Project Holding Company and the Participants, in such amounts and of such nature as the Managing Director deems necessary or advisable to protect the Lucerne Property (and the American Flat PP&E, if the option to purchase the American Flat PP&E under Section 8.9 has been exercised) and Operations;

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(o)    the Managing Director shall perform or cause to be performed all assessment and other work, and shall pay all Government Fees required by Law in order to maintain in good standing all mining leases, surface leases, claims and other tenures included within the Lucerne Property (and the American Flat PP&E, if the option to purchase the American Flat PP&E under Section 8.9 has been exercised). The Managing Director shall have the right to perform the assessment work required hereunder pursuant to a common plan of exploration on other properties;
(p)    the Managing Director shall timely record and file with the appropriate governmental office any required affidavits, notices of intent to hold and other documents in proper form attesting to the payment of Government Fees and the performance of assessment work, in each case in sufficient detail to reflect compliance with the applicable requirements;
(q)    if authorized by the Board/Manager, the Managing Director may:
(i)    locate, amend or relocate any mining claim;
(ii)    locate any fractions resulting from such amendment or relocation; and
(iii)    apply for patents or mining leases or other forms of mineral tenure for any such claims;
(r)    the Managing Director shall direct the Project Holding Company (with expenses relating thereto to be reimbursed by the Managing Director) from time to time to prepare a plan for Environmental and Mining Compliance for all Operations consistent with the requirements of any applicable Laws or contractual obligations and shall include in each Program and Budget sufficient funding to implement the plan and to satisfy the financial assurance requirements of any applicable Law or contractual obligation pertaining to Environmental and Mining Compliance (which plan, to the extent practicable, shall incorporate concurrent reclamation of any parts of the Lucerne Property (and the American Flat PP&E, if the option to purchase the American Flat PP&E under Section 8.9 has been exercised) disturbed by Operations);
(s)    with the authorization of the Participants and approval of the Board/Manager, the Managing Director may enter into future contracts, forward sales, trading inputs, calls, options or any similar hedging, price protection or marketing mechanisms (collectively, “Hedging Contracts”) for such length of time and on such terms as may be so consented to and approved; and
(t)    the Managing Director shall undertake all other activities reasonably necessary to fulfill the foregoing.
8.4    Standard of Care
Each of the Project Managing Director and Managing Director shall discharge its duties under Section 8.2 or Section 8.3, as case may be, and conduct all Operations in a good and workmanlike manner, in accordance with sound mining and other applicable industry standards and practices, and in material compliance with the terms and provisions of concessions, leases,

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permits, contracts and other agreements pertaining to the Lucerne Property (and the American Flat PP&E, if the option to purchase the American Flat PP&E under Section 8.9 has been exercised). The Managing Director as such shall not be liable to the non-managing Participant for any act or omission resulting in damage, loss, cost, penalty or fine to the Project Holding Company, except to the extent caused by or attributable to the Managing Director’s breach of this Agreement (or the operating agreement for the Project Holding Company), bad faith, fraud, willful misconduct or gross negligence. The Managing Director shall not be in default of its duties under this Agreement if its inability to perform results from the failure of a non-managing Participant to perform acts or to contribute amounts required of it pursuant to this Agreement.
8.5    Resignation; Deemed Offer to Resign
Each of the Project Managing Director and the Managing Director may resign as such upon thirty (30) days’ prior written notice to the Steering Committee or the Board/Manager, as the case may be. If any of the following shall occur, the Project Managing Director or the Managing Director, as the case may be, shall be deemed to have offered to resign:
(a)    the aggregate Participating Interest of the Managing Director and its Affiliates ceases to be the highest among the Participants and their respective Affiliates after the Funding Completion Date;
(b)    the Managing Director or the Project Managing Director fails to perform a material obligation imposed upon it under this Agreement and such failure continues for a period of sixty (60) days after notice from the other Participant;
(c)    subject to availability of funds in the accounts of the Project Holding Company , the Managing Director fails to pay bills pertaining to Operations within ninety (90) days after they are due, unless the Managing Director is contesting such unpaid bills in good faith;
(d)    the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for or over a substantial part of the Project Managing Director’s or the Managing Director's assets, which appointment is neither made ineffective nor discharged within thirty (30) days after the making thereof, or such appointment is consented to, requested by or acquiesced in by the Managing Director;
(e)    the Managing Director or the Project Managing Director commences a voluntary case under any applicable bankruptcy, insolvency or similar law now or hereafter in effect, consents to the entry of an order for relief in an involuntary case under any such law, makes a general assignment for the benefit of creditors or takes corporate or other action in furtherance of any of the foregoing;
(f)    if Tonogold is the Managing Director, a material breach hereof by Tonogold and such breach continues for a period of thirty (30) days after notice from the other Participant; or

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(g)    entry is made against the Managing Director of a judgment, decree or order for relief affecting its ability to serve as manager of the Project Holding Company or affecting its Participating Interest or a material portion of other assets by a court of competent jurisdiction.
The Managing Director or the Project Managing Director shall immediate written notice to the other Participant of any events which would give rise to any such deemed offer as well as of the occurrence of any such deemed offer. Any such offer may be accepted by the other Participant at any time prior to the expiration of ninety (90) days following such notice. If more than one event occurs that would constitute a deemed offer, such deemed offer shall occur upon each such event. In the event of any resignation of deemed offer to reign which is accepted, the other Participant may elect to become the new Managing Director by notice to the Board/Manager within thirty (30) days after such notice of resignation. If the other Participant does not so elect, the new Managing Director shall be determined by mutual agreement of the Participants.
8.6    Payments to Managing Director/Project Managing Director
Neither the Project Managing Director nor the Managing Director shall be remunerated in its capacity as such unless such remuneration is unanimously approved in writing by the Steering Committee. However the Project Managing Director and the Managing Director shall be entitled to monthly reimbursement of the prorated actual costs of the reasonable time of the employees of the Project Managing Director or the Managing Director that is spent on the approved Programs and evidenced by monthly timesheets at industry standard rates preapproved by Tonogold and Comstock.
8.7    Transactions with Affiliates
(a)    If the Managing Director engages an Affiliate of the Managing Director to provide services hereunder, the Managing Director shall do so on terms no less favorable to the Project Holding Company than would be available from unrelated persons in arm’s-length transactions, but in all events on terms not less favorable to the Project Holding Company than fair terms.
(b)    Subject to Section 10, the Managing Director shall be permitted to sell Products from the Lucerne Property (and the American Flat PP&E, if the option to purchase the American Flat PP&E under Section 8.9 has been exercised) in the form of raw ore, concentrates or derivatives to each of the Participants or their Affiliates, provided that Comstock shall have a right of first refusal to purchase any or all such Products so long as Comstock is willing to purchase at prices and on terms no less favorable to the Project Holding Company than those which would be available from unrelated persons in arm’s-length transactions.
8.8    Independent Contractor
The Managing Director is and shall act as an independent contractor and not as the agent of the other Participant. The Managing Director shall maintain complete control over its employees and other representatives and all of its consultants, contractors and subcontractors with respect to performance of Operations. Nothing contained in this Agreement or any contract or subcontract

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awarded by the Managing Director shall create any contractual relationship between any such consultant, contractor or subcontractor and the other Participant.
8.9    Option to Purchase American Flats Properties
Starting on the date that Tonogold has delivered notice pursuant to Section 5.1(c)(v) and ending on the Funding Completion Date, Tonogold, on behalf, and for the benefit, of the Project Holding Company, shall have an option to purchase all (but not less than all) of the assets described on Exhibit G annexed hereto (collectively, the “American Flat PP&E”) for a total purchase price of $25,000,000 (as adjusted pursuant to the formula set forth below in this Section 8.9). For the sake of clarity, subject to the provisions of this Section 8.9, Comstock shall not have any obligation to retain ownership of all or any portion of the American Flat PP&E. If Tonogold exercises its right to purchase the American Flat PP&E under this Section 8.9 (which shall be contributed to the Project Holding Company in exchange for nil consideration), then Comstock and Tonogold agree that the purchase price may be paid pursuant to the terms of the Joint Venture Promissory Note (with the principal payments proportionally adjusted to reflect a change in the purchase price, if applicable, in accordance with the formula set forth below in this Section 8.9. The purchase price payable by Tonogold shall be adjusted in accordance with the following formula:
Adjusted purchase price = [($49,000,000 - P - PT) * 51%] - (PT * 49%), where
“PT” is the cumulative amounts paid by Tonogold for the purchase of American Flat PP&E under Section 8.10(a) during the term of this Agreement
“P” is the cumulative net proceeds received by Comstock from third parties for the purchase of American Flat PP&E during the term of this Agreement
Comstock covenants and agrees that during the term of this Agreement, Comstock shall (i) update Exhibit G for changes in the assets included among the American Flat PP&E and provide such updated Exhibit G to Tonogold and (ii) be prohibited from selling any further parts of the American Flat PP&E if (a) the proceeds from the sale of the American Flat PP&E to Tonogold and third parties would exceed $25,000,000 (unless and until this Agreement is terminated or the American Flat PP&E option lapses pursuant to this Section 8.9) or (b) in the event that Tonogold exercises its American Flat PP&E option pursuant to this Section 8.9.
8.10    Rights of First Refusal
(a)    Starting on the Execution Date and ending on the earlier to occur of (i) the termination of this Agreement or (ii) the Funding Completion Date, Tonogold, on behalf, and for the benefit, of the Project Holding Company, shall have a right of first refusal to purchase all or a portion of the American Flat PP&E, if Comstock determines to sell any the American Flat PP&E in Comstock's sole discretion. For the sake of clarity, Comstock shall not have any obligation to retain ownership or sell the American Flat PP&E. In the event that Comstock receives an offer to purchase any of the American Flat PP&E and Comstock in its sole discretion determines to accept such offer, Comstock will notify Tonogold of such offer and the terms of such offer in writing within five (5) days of Comstock’s determination to accept such offer. Tonogold shall then have thirty (30) days

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to exercise its right of first refusal to purchase such American Flat PP&E at the same price and on the same terms as contained in such offer (the “AF Offer Terms”). If Tonogold elects not to exercise its rights under this Section 8.10(a) to purchase the American Flat PP&E, Comstock may sell the American Flat PP&E to the offering party on the AF Offer Terms. In the event the offering party does not purchase the American Flat PP&E on the AF Offer Terms then Tonogold’s right of first refusal pursuant to this Section 8.10(a) shall continue to apply to the American Flat PP&E. In the event that the American Flat PP&E option lapses or is terminated by Tonogold pursuant to Section 1.2, any American Flat PP&E assets acquired by Tonogold by virtue of this Section 8.10(a) shall be removed from Comstock’s property by Tonogold no later than six (6) months following such event.
(b)    Starting on the Execution Date and ending on the earlier to occur of (i) the termination of this Agreement or (ii) the Funding Completion Date, Tonogold shall have a right of first refusal to purchase all of Comstock’s Dayton mining parcels, as described on Exhibit F annexed hereto (the “Mining Parcels”), if Comstock determines to sell the Mining Parcels, in Comstock’s sole discretion. For the sake of clarity, Comstock shall not have any obligation to retain ownership or sell the Mining Parcels. In the event that Comstock receives an offer to purchase the Mining Parcels and Comstock in its sole discretion determines to accept such offer, Comstock will notify Tonogold of such offer and the terms of such offer in writing within five (5) days of Comstock’s determination to accept such offer. Tonogold shall then have thirty (30) days to exercise its right of first refusal to purchase the Mining Parcels at the same price and on the same terms as contained in such offer (the “Offer Terms”). If Tonogold elects not to exercise its rights under this Section 8.10(b) to purchase the Mining Parcels, Comstock may sell the Mining Parcels to the offering party on the Offer Terms. In the event the offering party does not purchase the Mining Parcels on the Offer Terms then Tonogold’s right of first refusal pursuant to this Section 8.10(b) shall continue to apply to the Mining Parcels.
9.    PROGRAMS AND BUDGETS
9.1    Operations Pursuant to Programs and Budgets
From and after the Funding Completion Date, Operations shall be conducted, expenses shall be incurred and additional assets shall be acquired only pursuant to Programs and Budgets approved pursuant to Section 9.2 and 9.3. Every Program and Budget approved pursuant to this Agreement shall provide for accrual of reasonably anticipated expenses for Environmental and Mining Compliance.
9.2    Presentation of Programs and Budgets
From and after the Funding Completion Date, proposed Programs and Budgets shall be prepared by the Managing Director and shall generally be for one (1) calendar year, broken down by month, with a forecast of the subsequent two (2) years shown quarterly. Each approved Program and Budget, regardless of length, shall be reviewed at least quarterly at the meetings of the Board/Manager. Each Participant shall have the right (but no obligation) to fund its pro rata share of an approved annual Budget. If a Participant agrees to fund any portion of an approved Budget (such agreed upon portion, an “Authorized Allocation”), such Participant shall be obligated to

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fund such Authorized Allocation when a Capital Call is made in accordance with Section 9.7 below. The election of either Participant to fund less than its pro rata share of an approved annual Budget may result in dilution in accordance with Section 6.2.
9.3    Adoption of Proposed Programs and Budgets
At the annual meeting, the Board/Manager shall consider and vote on the proposed Program and Budget.
9.4    Budget Overruns; Program Changes
The Managing Director shall immediately notify the Board/Manager of any material departure from an approved Program and Budget. If the departure exceeds the total of an approved Budget by more than fifteen percent (15%), then the excess over fifteen percent (15%), except to the extent:
(i)    directly caused by an emergency, unexpected expenditure made pursuant to Section 9.5 or a change in the metal price assumptions; or
(j)    authorized or ratified unanimously by the Board/Manager,
shall be for the sole account of the Managing Director. Contributions to capital of the Project Holding Company by the Managing Director or its Affiliates to fund such excess (whether or not greater fifteen percent (15%)) than shall not be included in the calculations of or result in a change in the Participating Interests.
9.5    Emergency Expenditures
In case of emergency, the Managing Director may take any action that it deems necessary to protect health, safety, the environment or property, to protect the Lucerne Property (and the American Flat PP&E, if the option to purchase the American Flat PP&E under Section 8.9 has been exercised) or to comply with Law. The Managing Director may also make reasonable expenditures on behalf of the Project Holding Company for sudden unexpected events that are beyond its reasonable control. In the case of an emergency or unexpected expenditure, the Managing Director shall promptly notify the Participants of the emergency or expenditure, and the Managing Director shall be reimbursed therefor first by the Project Holding Company and, to the extent it has insufficient funds therefor, by the Participants in proportion to their respective Participating Interests at the time at which the emergency or unexpected expenditure is incurred.
9.6    Fiscal Year; Audits
(a)    The fiscal year of the Project Holding Company shall be the calendar year.
(b)    Unless waived by all Participants prior to the end of any particular calendar year, within ninety (90) days following the end of each calendar year, the Managing Director shall provide audited financial statements for the Project Holding Company for such calendar year prepared in accordance with U.S. generally accepted accounting principles consistently applied. Prior to the

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Funding Completion Date, the audits shall be conducted by Comstock’s independent registered public accounting firm and, thereafter, by the firm selected by the Board/Manager.
(c)    In addition, each Participant shall have the right to conduct an independent audit of all books, records and accounts of the Project Holding Company and, in relation to the Project Holding Company and Operations, the Managing Director, at the expense of such Participant.
9.7    Capital Contributions.
(a)     If the Project Holding Company has funding needs under an approved Program and Budget that cannot be met by cash flow from Operations, the Board/Manager may determine to request that the Participants make capital contributions to the Project Holding Company for the periods indicated in the approved Program and Budget (each, a “Capital Contribution”).
(b)    If the Board/Manager determines to request that the Participants make Capital Contributions to the Company, the Board/Manager shall issue a written request (a “Capital Call”) to each of the Participants for the making of such Capital Contributions. The Capital Call shall specify (i) the total amount of Capital Contributions requested from all Participants, (ii) the stated purpose for such Capital Contributions that was previously identified in the approved Program and Budget and (iii) the date that such funding is required.
(c)    Unless the Participants have otherwise mutually agreed to a different allocation of funding obligations during the approval of the Program and Budget, each Participant’s proportionate share of the total amount of Capital Contributions shall be determined based on the Participating Interests of each Participant immediately prior to the Capital Call. Each Participant acknowledges that by declining to make a Capital Contribution pursuant to a Capital Call in the full amount of such Participant’s proportionate share, its Participating Interest may be diluted in accordance with the terms of Section 6.2, unless otherwise agreed by the Parties.
(d)    Capital Contributions shall be due and payable on the due date indicated on each Capital Call. Each Participant shall provide written notice to the Board/Manager as soon as practicable to the extent that such Participant does not intend to fund its Authorized Allocation (as defined in Section 9.2 above) in full. The failure of a Participant to fund such Participant’s Authorized Allocation shall be deemed to be a breach of this Agreement. In the event of a breach of either Participant to fund such Participant’s Authorized Allocation, the non-breaching Participant may seek compensation for damages (including actual, consequential, special, indirect or incidental damages, if any), as may be available under applicable Law; provided, that the maximum damages that either Participant may be assessed shall be capped at the amount of such Participant’s capital account. For the sake of clarity, the maximum liability that either Participant shall have under this Agreement is the reduction of such Participant’s capital account and, accordingly, such Participant’s Participating Interest, however, such reduction shall not eliminate any Participant’s right to the NSR Royalty under Section 6.3. Each Participant hereby covenants and agrees that it shall use commercially reasonable efforts to mitigate damages for which the other Participant would be liable under this Section 9.7(d).

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(e)    Within five (5) Business Days following the receipt of all Capital Contributions, the Board/Manager shall give written notice to each Participant specifying the amount of Capital Contributions actually received from each Participant and any change in Participating Interests resulting therefrom.
10.    TERMINATION
10.1    Term and Termination
The term of this Agreement shall commence on the Execution Date and shall continue until the earliest to occur of:
(a)    termination of this Agreement in accordance with the provisions of this Agreement;
(b)    expiration of the Option in accordance with the provisions of this Agreement; or
(c)    mutual agreement of the Participants to terminate this Agreement.

10.2    Continuing Obligations
The representations and warranties of the Participants set forth herein shall survive the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby for a period of two years following the termination hereof. The covenants and agreements of the Relevant Parties set forth in this Agreement shall survive until the later of the expiration of two years following the termination hereof or the date by which such covenants or agreements, by their terms, are to be fully performed or satisfied. Termination of this Agreement shall not release a Relevant Party from any liability for breach prior to such termination or from any liability for breach of covenants or agreements, which, by their terms, are to be performed after such termination.
10.3    Disposition of Assets on Termination
Promptly after adoption by the Project Holding Company of a plan of dissolution and liquidation, unless otherwise agreed by the Participants, the Managing Director shall take all action necessary to wind up the activities of the Project Holding Company, and all costs and expenses incurred in connection therewith shall be expenses chargeable to the Project Holding Company.
10.4    Right to Data After Termination
After termination hereof other than for breach, each Participant shall be entitled to copies of all information of the other Participant acquired hereunder up to and including the date of termination and not previously furnished to it; provided, that the Participant requesting such

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information pays for the cost of such copying and such information and agrees to hold such information confidentially.
10.5    Continuing Authority
Promptly after adoption by the Project Holding Company of a plan of dissolution and liquidation, unless otherwise agreed by the Participants, the Managing Director shall have the power and authority to do all things on behalf of the Project Holding Company, which are reasonably necessary or convenient to:
(a)    wind-up Operations; and
(b)    complete any transaction and satisfy any obligation, unfinished or unsatisfied at the time of such termination or withdrawal, if the transaction or obligation arises out of Operations prior to such termination or withdrawal.
10.6    Survival of Ingress and Egress After Termination
After termination hereof, the Participants shall continue to have rights of reasonable ingress and egress to the Lucerne Property (and the American Flat PP&E, if the option to purchase the American Flat PP&E under Section 8.9 has been exercised) for purposes of monitoring Environmental and Mining Compliance.
11.    TRANSFER OF INTEREST
11.1    No transfers
No Participant shall transfer to any third party all or any part of its Participating Interest without the prior written consent of the other Participant (other than pursuant to Section 6.5); provided, however, that each of the Participants shall have the right to transfer its Participating Interest if such transfer occurs as a result of a the change of control of such Participant. For the purposes of this Section 11, the word “transfer” shall mean to convey, sell, assign, grant an option on, create an Encumbrance (other than a Permitted Encumbrance) on or in any other manner transfer or alienate (including by operation of Law, by merger, consolidation, amalgamation, combination or other similar action, or by transfer of record holder of such Participating Interest, directly or indirectly). For the purpose of this Section 11, the phrase “change of control” shall mean the sale of all or substantially all the assets of a Participant; any merger, consolidation or acquisition of a Participant with, by or into another corporation, entity or person; or any change in the ownership of more than fifty percent (50%) of the voting capital stock of a Participant in one or more related transactions.
12.    GENERAL PROVISIONS
12.1    Notices
Any notice required or permitted to be given hereunder shall be in writing and may be given by delivering such notice by hand, registered mail or paid courier service, in each case to the

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addresses including in the preamble to this Agreement (which may be changed by notice to the other Participant). The date of receipt of any notice hereunder shall be (i) the date of delivery if delivered prior to 4:00 p.m. (local time for the recipient) on a Business Day and on the next following Business Day if delivered after 4:00 p.m. (local time for the recipient) on a Business Day or on a day that is not a Business Day or (ii) if given by registered mail, the date on which the notice is actually received by the addressee.
12.2    Waiver
The failure of a Participant to insist on the strict performance of any provision of this Agreement or to exercise any right, power or remedy upon a breach hereof shall not constitute a waiver of any provision of this Agreement or limit the Participant’s right thereafter to enforce any provision or exercise any right. A waiver is only valid if provided in writing and if given in respect of any specific instance shall not be interpreted as a continuing waiver in other instances unless expressly stated otherwise.
12.3    Modification
No modification of this Agreement shall be valid unless made in writing and duly executed by each of the Participants. No modification of the operating agreement of the Project Holding Company that is duly adopted in accordance with the terms of this Agreement after the Funding Completion Date, shall be valid unless made in writing and duly executed by each of the Participants.
12.4    Confidentiality and Public Statements
Except as otherwise provided in this Section 12.4, the terms and conditions of this Agreement, and all data, reports, records and other information of any kind whatsoever developed or acquired by a Relevant Party from another Relevant Party in connection with this Agreement (“Confidential Information”) shall be treated by the Relevant Parties as confidential and no Relevant Party shall reveal or otherwise disclose such Confidential Information to third parties without the prior written consent of the other Relevant Party. Confidential Information that is available or that becomes available in the public domain, other than through a breach of this provision by a Relevant Party, shall no longer be treated as Confidential Information.
The foregoing restrictions shall not apply to the disclosure of Confidential Information (i) by Comstock or Tonogold as required by applicable securities Laws and listing rules, (ii) by any Relevant Party to any Affiliate, to any public or private financing source, to any contractors or subcontractors which the Relevant Parties may engage or seek to engage, to employees and legal, accounting and other professional advisors and consultants of the Relevant Party or to any third party to which the Relevant Party contemplates the transfer of its Participating Interest and the assignment hereof or with which the Relevant Party contemplates a merger, amalgamation or other corporate reorganization, provided, however, that in any such case only such Confidential Information as such third party shall have a legitimate business need to know shall be disclosed and the person to whom disclosure is made shall first undertake in writing to protect the confidential nature of such information at least to the same extent as the parties are obligated

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under this Section 12.4, and (iii) required by Law to any government or regulator or to or by any court or tribunal.
In the event that a Relevant Party is required to disclose Confidential Information to any government or regulator or to or by any court or tribunal, the Relevant Party so required shall immediately notify the other Relevant Party of such requirement and the terms thereof and the proposed form and content of the disclosure prior to such submission (unless such notice is prohibited by Law or there is insufficient time afforded under Law). The other Relevant Party shall have the right to review and comment upon the form and content of the disclosure and to object to such disclosure to the court, government, tribunal or regulator concerned and to seek confidential treatment of any Confidential Information to be disclosed on such terms as such Relevant Party shall, in its sole discretion, determine.
12.5    Entire Agreement: Successors and Permitted Assigns
This Agreement contains the entire understanding of the parties hereto and supersedes all prior negotiations, representations, offers, agreements and understandings, whether written or oral, between or among the parties hereto relating to the subject matter hereof. There are no conditions, covenants, representations, warranties or other agreements in connection with the subject matter hereof except as specifically set forth herein.
This Agreement and the obligations and rights created herein shall be binding upon and inure to the benefit of the respective successors and permitted assigns of the Participants. No Relevant Party shall assign any of its rights or delegate any of its duties under this Agreement (other than in connection with a transfer permitted under Section 11) without the prior written consent of the other Relevant Parties. Any assignment of rights or delegation of duties under this Agreement without such prior written consent shall be void.
All parties hereto have participated substantially in the negotiation and drafting of this Agreement, and no ambiguity herein shall be construed against the draftsman.
12.6    Further Assurances
Each Participant agrees that it shall, from time to time and without additional consideration, execute all such additional documents and instruments and do all such acts and things which are within its powers as may be reasonably necessary, advisable or convenient to implement and carry out the intent and purpose of this Agreement.
Except for indemnification hereunder or damages for breach described in Section 9.7(d), in no event shall any party hereto be liable for consequential, special, indirect or incidental damages arising out of a breach of or default under this Agreement, even if informed of the possibility of such damages in advance.
In any proceeding brought to enforce the rights and obligations set forth in this Agreement, the prevailing party shall be entitled to reimbursement of reasonable fees, expenses and costs

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(including reasonable fees and expenses of counsel, experts and witnesses) incurred by it in such proceeding.
The Relevant Parties acknowledge that money damages and other damages at law for a breach or threatened breach hereof by it or any of its Affiliates or any of its or their respective representatives is unlikely to be calculable, that such a breach or threatened breach is likely to cause irreparable harm to each non-breaching Relevant Parties and that remedies at law are likely to be inadequate and insufficient to protect each non-breaching Relevant Party against any such actual or threatened breach. Accordingly, each Relevant Party, on behalf of itself and its Affiliates and its and their respective representatives, agrees to the granting of specific performance, injunctive relief and other equitable remedies in favor of the other Relevant Parties in the event of any such breach or threatened breach, without proof of actual damages and without the requirement to post any bond or other security. Such performance, relief and remedies shall not be the exclusive remedy for a breach or threatened breach, but (subject to the second paragraph of this Section 12.6) shall be in addition to all other rights and remedies available at law, in equity or otherwise.
12.7    Headings
The headings to the Sections of this Agreement and the Exhibits are inserted for convenience only and shall not affect the construction or interpretation hereof or thereof.
12.8    Severability
If any provision of this Agreement shall hereafter be held to be invalid, unenforceable or illegal, in whole or in part, in any jurisdiction under any circumstances for any reason, (a) such provision shall be reformed to the minimum extent necessary to cause such provision to be valid, enforceable and legal while preserving the original intent of the parties hereto as expressed in, and the benefits and burdens provided by, this Agreement or (b) if such provision cannot be so reformed, such provision shall be severed from this Agreement and an equitable adjustment shall be made to this Agreement (including addition of necessary further provisions to this Agreement) so as to give effect to the intent so expressed and the benefits and burdens so intended. Such holding shall not affect or impair the validity, enforceability or legality of such provision in any other jurisdiction or under any other circumstances. Neither such holding nor such reformation nor severance shall affect or impair the legality, validity or enforceability of any other provision of this Agreement.
12.9    Taxes
Each Participant shall be directly responsible for and shall directly pay all taxes applicable to revenues or income received by the Participant through Operations under this Agreement. In particular, each Participant shall individually file its tax returns with the proper authorities and independently file claims for and recover any income tax credits. A Participant's decision with respect to such tax matters shall not have any binding effect on the course of actions taken by the other Participants. All costs of Operations incurred hereunder shall be for the account of the Participant or Participants making or incurring the same and, if more than one, then in proportion

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to their respective Participating Interests, and each Participant on whose behalf any costs have been so incurred shall be entitled to claim all tax benefits, write-offs and deductions with respect thereto.
12.10    Partition
Each of the Participants waives any right to partition of the Properties or the Mining Parcels (or any part thereof and no party shall seek or be entitled to partition of any of the Properties or the Mining Parcels, whether by way of physical partition, judicial sale or otherwise, in each case during or after the term of this Agreement.
12.11    Governing Law
This Agreement shall be governed by, interpreted and enforced in accordance with the laws of the State of Nevada, without regard to its conflicts of laws and provisions.
12.12    Professional Costs
Except as otherwise provided herein, each party hereto shall be responsible for its own legal and professional fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby.
12.13    Counterparts
This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which taken together shall be deemed to constitute one and the same instrument. Counterparts may be executed either in original or faxed form and may be transmitted electronically and the parties hereto adopt any signatures received by a receiving fax machine or electronically as original signatures of the parties hereto.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.
COMSTOCK MINING INC.
By:    _______________________________
Name:    Corrado DeGasperis
Title:     Chief Executive Officer
TONOGOLD RESOURCES, INC.
By: ________________________________
Name:    Mark Ashley
Title:    Chief Executive Officer
Accepted and agreed:
COMSTOCK MINING LLC
By: its Manager, Comstock Mining Inc.

By:    _______________________________
Name:    Corrado DeGasperis
Title:     Chief Executive Officer

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EXHIBIT A -
DEFINITIONS
Except as the context may otherwise require, the following words and terms shall have the meanings ascribed to them below:
(a)     “Affiliate” of a Participant means an entity or individual that Controls, is Controlled by, or is under common Control with the Participant.
(b)    “Agreement” includes any amendments hereto and modifications hereof and all Exhibits annexed hereto.
(c)    “American Flat PP&E” has the meaning ascribed thereto in Section 8.9.
(d)    “Assessment” has the meaning ascribed thereto in Section 5.1(b).
(e)     “Authorized Allocation” has the meaning ascribed thereto in Section 9.2
(f)    “Board/Manager” has the meaning ascribed thereto in Section 7.1
(g)    “Budget” means a detailed estimate of all costs to be incurred with respect to a Program and, with respect to Programs to be undertaken after the Funding Completion Date, a schedule of cash advances to be made by the Participants in respect thereof.
(h)    “Business Day” means any day which is not a Saturday, Sunday or statutory holiday in the State of Nevada.
(i)    “Capital Call” has the meaning ascribed thereto in Section 9.7(b).
(j)    “Capital Contribution” has the meaning ascribed thereto in Section 9.7(a).
(k)    “Commencement Date” has the meaning ascribed thereto in Section 5.1(c)(i).
(l)    “Continuance Deadline” has the meaning ascribed thereto in Section 5.1(c).
(m)    “Continuing Obligations” means obligations or responsibilities under applicable Law that are reasonably expected to continue or arise after Operations on a particular area of the Lucerne Property (and the American Flat PP&E, if the option to purchase the American Flat PP&E under Section 8.9 has been exercised) have ceased or are suspended, including, but not limited to, Environmental Compliance.
(n)    “Contribution Option Period” has the meaning ascribed thereto in Section 9.7(d).
(o)    “Control” used as a verb means, when used with respect to an entity, the ability, directly or indirectly through one or more intermediaries, to direct or cause the direction of the management and policies of such entity through:

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(i)    the legal or beneficial ownership of voting securities or membership interests;
(ii)    the right to appoint managers, directors or corporate management;
(iii)    contract;
(iv)    operating agreement;
(v)    voting trust; or
(vi)    otherwise,
and, when used with respect to an individual, means the actual or legal ability to control the actions of that individual, through family relationship, agency, contract or otherwise; and “Control” used as a noun means an interest which gives the holder the ability to exercise any of the foregoing powers.
(p)    “Debenture” means Comstock’s 11% Senior Secured Debenture due 2021, issued to GF Comstock 2, LP, as amended, restated or otherwise modified from time to time.
(q)    “Development” means commercially reasonable activities directed toward the preparation (other than Exploration) for the removal and recovery of Products, including, without limitation, the construction or installation of a mill or any other improvements to be used for the mining, handling, milling, concentrating, beneficiation or other processing of Products.
(r)    “Diluted Participant” has the meaning ascribed thereto in Section 6.2(b).
(s)    “Encumbrance” or “Encumbrances” means mortgages, deeds of trust, easement, right of way, security interests, pledges, liens, net profits interests, royalties or overriding royalty interests, other payments out of production, or other burdens of any nature, excluding any assessment or work required by Law.
(t)    “Environmental and Mining Compliance” means taking all actions required to comply with, and refraining from taking any actions prohibited or not permitted under, (i) any Environmental Law or Mining Law, (ii) permits, consents, approvals, waivers, licenses and authority regulation of any governmental or regulatory authority under any Environmental Law or Mining Law or (iii) any provision of any lease, contract, agreement, deed or other instrument relating to taking, or refraining from taking, any action described in clause (i) or (ii) of this sentence, in each case relating to any of the Lucerne Property (and the American Flat PP&E, if the option to purchase the American Flat PP&E under Section 8.9 has been exercised), the Operations or the Project Holding Company and in each case whether existing now or in the future.
(u)    “Environmental Laws” means Laws aimed at: reclamation or restoration of properties, including the Lucerne Property (and the American Flat PP&E, if the option to purchase the American Flat PP&E under Section 8.9 has been exercised); abatement of pollution; protection of the environment; monitoring environmental conditions; protection of wildlife, including endangered species; ensuring public safety from environmental hazards; protection of cultural or historic

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resources; management, storage or control of hazardous materials and substances; releases or threatened releases of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances into the environment; and all other Laws relating to the manufacturing, processing, distribution, use, treatment, storage, disposal, handling or transport of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes.
(v)    “Environmental Liabilities” means any and all claims, actions, causes of action, damages, losses, liabilities, obligations, penalties, judgments, amounts paid in settlement, assessments, costs, disbursements or expenses (including, without limitation, legal fees and costs, experts' fees and costs, and consultants' fees and costs) of any kind or of any nature whatsoever that are asserted against any Participant, by any person other than any of the other Participants, alleging liability (including, without limitation, liability for studies, testing or investigatory costs, cleanup costs, response costs, removal costs, remediation costs, containment costs, restoration costs, corrective action costs, closure costs, reclamation costs, natural resource damages, property damages, business losses, personal injuries, penalties or fines) arising out of, based on or resulting from: (i) the presence, release, threatened release, discharge or emission into the environment of any hazardous materials or substances (A) existing or arising on, beneath or above any of the Lucerne Property or (and the American Flat PP&E, if the option to purchase the American Flat PP&E under Section 8.9 has been exercised) and (B) emanating or migrating or threatening to emanate or migrate from any of the Lucerne Property (and the American Flat PP&E, if the option to purchase the American Flat PP&E under Section 8.9 has been exercised) to off-site properties; (ii) physical disturbance of the environment caused by Operations; or (iii) the violation or alleged violation of any Environmental Laws arising from or relating to Operations.
(w)    “Execution Date” being the date both Parties execute this Agreement
(x)    “Existing Data” means maps, drill logs and other drilling data, core tests, core samples, pulps, reports, surveys, assays, analyses, production reports, operations, technical, scientific and other material or information relating to any of the Properties.
(y)    “Exploration” means commercially reasonably activities directed toward ascertaining the existence, location, quantity, quality or commercial value of deposits of Products.
(z)    “Funding Completion Date” has the meaning ascribed thereto in Section 5.1(c).
(aa)    “Government Fees” means all rentals, holding fees, location fees, maintenance payments or other payments required by any Law to be paid to a federal, state, municipal, or territorial government or governmental or regulation authority, in order to locate or maintain any mineral, mining or surface leases, claims, rights or other tenures included in the Lucerne Property (and the American Flat PP&E, if the option to purchase the American Flat PP&E under Section 8.9 has been exercised).
(bb)    “Hedging Contract” has the meaning ascribed thereto in Section 8.3(s).
(cc)    “Indemnified Party” has the meaning ascribed thereto in Section 3.7(a).

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(dd)    “Indemnifying Party” has the meaning ascribed thereto in Section 3.7(a).
(ee)    “Initial Contribution” has the meaning ascribed thereto in Section 6.2(a).
(ff)    “Interest” has the meaning ascribed thereto in Section 5.1(a).
(gg)    “Joint Venture Promissory Note” means the senior secured promissory note in the form attached hereto as Appendix B, payable to Comstock by Tonogold in the event that Tonogold elects to purchase the American Flat PP&E pursuant to Section 8.9, on behalf, and for the benefit of, the Project Holding Company, in the principal amount of twenty five million dollars ($25,000,000), as such principal amount may be adjusted in accordance with Section 8.9, plus accrued interest required to complete the purchase of the American Flat PP&E. Interest shall accrue on the unpaid principal amount of the Joint Venture Promissory Note, from the closing date of the purchase of the American Flat PP&E until the date that the Joint Venture Promissory Note is paid in full, at the rate of five percent (5%) per annum. Interest shall be calculated on the basis of a 360-day year and actual days elapsed. Accrued but unpaid interest shall be compounded monthly. The Joint Venture Promissory Note shall be paid in accordance and may be financed in accordance with the following terms. A down payment of no less than 25% of the principal amount of the Joint Venture Promissory Note shall be paid on the closing date for the purchase of the American Flat PP&E (“Down Payment”). No later than the date of first anniversary of the closing date for the purchase of the American Flat PP&E, a second payment shall be due in an amount equal to 50% of the principal amount of the Joint Venture Promissory Note, plus accrued and unpaid interest (“Second Note Payment”). The remaining principal amount of the Joint Venture Promissory Note plus accrued and unpaid interest shall be due on the date that is five hundred forty (540) days after the closing date for the purchase of the American Flat PP&E (“Final Note Payment”). The Joint Venture Promissory Note shall be conditioned upon all of Tonogold’s Participating Interests and the American Flat PP&E serving as collateral for the payment of the Joint Venture Promissory Note until it is paid in full.
(hh)    “Law” or “Laws” means all federal, state, territorial and local laws (statutory or common), rules, ordinances, regulations, grants, concessions, franchises, licenses, orders, directives, judgements, decrees and other governmental restrictions, including permits and other similar requirements, whether legislative, municipal, administrative or judicial in nature, including Environmental Laws, which are applicable to the Properties or the Operations, regardless of whether or not in existence as at the Execution Date or enacted or adopted hereafter; provided, however, that nothing in this definition is intended to make laws applicable to the parties during periods when such laws are not applicable by their terms or the timing of their enactment.
(ii)    “Lucerne Property” means, collectively, the mineral mining and exploration rights and real properties described in Exhibit B annexed hereto.
(jj)    “Managing Director” means the person appointed as such under Section 8, including any successor Managing Director so appointed.

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(kk)    “Mining” means the mining, extracting, producing, handling, milling, concentrating or other processing of Products, but does not include such operations in small quantities conducted solely for testing purposes.
(ll)    “Mining Laws” means Laws (other than Environmental Laws) aimed at Mining (with regard to the exclusion in the definition thereof relating to operations for testing purposes) or mineral resource discovery, development, recovery or production, including, without limitation, exploration, engineering, drilling, property disturbance, nuisance, waste, transportation, handling, disposal and reclamation related thereto or arising therefrom.
(mm)    “Mining Parcels” has the meaning ascribed thereto in Section 8.10(b).
(nn)    “Non-Diluted Participant” has the meaning ascribed thereto in Section 6.2(b).
(oo)    “Northern Comstock Funding” means the capital contribution requirements of Comstock pursuant to the Northern Comstock Operating Agreement, which for the sake of clarity are comprised of monthly cash payments of $30,000 on the 15th day of each month (other than August), commencing on November 15, 2017 and a cash payment of $482,500 on August 28th of each year. For the sake of clarification, Comstock has paid or will pay the capital contributions under the Northern Comstock Operating Agreement up to and including the amount due on October 15, 2017. The Northern Comstock Operating Agreement provides that Comstock has, under certain circumstances, the right to settle the $482,500 annual capital contribution due in August of each year by issuing common shares of Comstock. Comstock shall maintain this right and shall notify Tonogold in writing on or before August 14th of each year that it has elected to issue common shares, with reasonable evidence that such shares have been issued. Following receipt of such notice, Tonogold shall pay $482,500 in cash directly to Comstock on or before August 28th and such cash payment shall be deemed to constitute a Project Cost. The Northern Comstock Operating Agreement provides that under certain circumstances (defined thereunder as a “One Payment Liquidity Surplus Event” and a “Two Payment Liquidity Surplus Event”), one-time accelerated capital contributions will be required with such amount being applied against future scheduled capital contributions in reverse chronological order. If accelerated capital contributions are triggered under such circumstances, Comstock shall promptly notify Tonogold in writing of such occurrence. The payment of any accelerated capital contribution shall be Comstock’s sole responsibility, however, Tonogold shall pay Comstock the amount of such accelerated capital contributions that would have been required to be paid at the time(s) that they would have been due had an accelerated capital contribution not been triggered. If Tonogold fails to pay Comstock for such capital contributions when due, such amounts that are not paid on a timely basis shall be deemed to be debt secured by Tonogold’s Participating Interest and shall accrue interest at a rate of six percent (6%) per annum. Interest on untimely capital contributions shall be calculated on the basis of a 360-day year and actual days elapsed until paid. Accrued but unpaid interest shall be compounded monthly.
(pp)    “Northern Comstock Operating Agreement” means that certain Limited Liability Company Operating Agreement of Northern Comstock LLC, dated October 19, 2010, as amended on July 29, 2015, and as amended on September 28, 2015, as further amended, supplemented, restated or otherwise modified from time to time.

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(qq)    “NSR Royalty” has the meaning ascribed thereto in Section 6.3(a)
(rr)    “Operations” means the activities relating to Exploration, Development, Mining and Environmental and Mining Compliance carried out under this Agreement and other activities incidental or ancillary thereto.
(ss)    “Option” has the meaning ascribed thereto in 5.1(a)
(tt)     “Participant” and “Participants” mean Comstock and Tonogold and their respective successors and permitted assigns.
(uu)    “Participating Interest” means the percentage ownership interest of a Participant in the Project Holding Company, as such interest may from time to time be adjusted hereunder. Participating Interests shall be calculated to three (3) decimal places and rounded to two (2) decimal places (e.g., 1.519% shall be rounded to 1.52% and 1.521% shall be rounded to 1.52%). Decimal fractions of 0.005 or more shall be rounded up; decimal fractions of less than 0.005 shall be rounded down. The initial Participating Interests of the Participants are set forth in Section 6.1(a). Tonogold’s Participating Interest shall be zero at all times prior to the Funding Completion Date.
(vv)    “Permitted Encumbrances” means all Encumbrances arising from or related to the Northern Comstock Operating Agreement and the Debenture and any other Encumbrances as may be (i) approved by all of the Participants, (ii) created pursuant to the provisions of this Agreement, (iii) arise by operation of law other than due to a breach hereof or (iv) royalties listed on Exhibit B or Exhibit G to this Agreement.
(ww)    “Phase One Project Funding” means funding the Project Costs paid for by Tonogold in accordance with Section 5.1(c)(ii) of this Agreement; provided, however, that in no event shall amount of Phase One Project Funding be deemed to exceed $7,000,000 in the aggregate (even if actual expenditures shall have exceeded such amount, with such additional expenditures forming part of Phase Two Project Funding) and, to the extent that such expenditures are less than $7,000,000 in the aggregate, Tonogold shall have the right to pay to Comstock an amount equal to such deficit in order to meet the Project One Funding requirement. For the sake of clarity, the failure of Tonogold to make such payments as and when due under Section 5.1(c)(ii) for any reason (including Tonogold’s voluntary election to cease making such payments under this Agreement), the Option shall automatically terminate, expire and be cancelled as provided in Section 5.1(d).
(xx)    “Phase Two Project Funding” means the Project Costs paid for by Tonogold in accordance with Section 5.1(c)(iv) of this Agreement; provided, however, that in no event shall amount of Phase Two Project Funding be deemed to exceed $20,000,000 in the aggregate (even if actual expenditures shall have exceeded such amount) and, to the extent that such expenditures are less than $20,000,000 in the aggregate, Tonogold shall have the right to pay to Comstock an amount equal to such deficit in order to meet the Project Two Funding requirement . For the sake of clarity, the failure of Tonogold to make such payments as and when due under Section 5.1(c)(iv) for any reason (including Tonogold’s voluntary election to cease make such payments under this Agreement), the Option shall automatically terminate, expire and be cancelled as provided in Section 5.1(d).

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(yy)    “Products” means all metals, ores, concentrates, minerals and mineral resources, including materials derived from the foregoing, produced from the Lucerne Property (and the American Flat PP&E, if the option to purchase the American Flat PP&E under Section 8.9 has been exercised) pursuant to this Agreement.
(zz)    “Program” means the description in reasonable detail of Operations, for a specified period of time or to achieve a specified objective, to be conducted on the Lucerne Property (and the American Flat PP&E, if the option to purchase the American Flat PP&E under Section 8.9 has been exercised) that will be managed by the Project Managing Director and upon exercise of the Option, the Managing Director.
([[)    “Project” means a mining project established on the Lucerne Property (and the American Flat PP&E, if the option to purchase the American Flat PP&E under Section 8.9 has been exercised), a description of which is included in the Program.
(aaa)    “Project Cost” means the actual cost of the Operations, including, but not limited to, (i) payments and/or reimbursements for Comstock-provided support and services, (ii) payments made in respect of the Northern Comstock Operating Agreement, (iii) a payment of $60,000 made by Tonogold to Comstock in respect of GF Comstock 2, LP’s legal costs and (iv) up to $5,000,000 set aside in an escrow account for the benefit of the Project Holding Company for the sole purpose of facilities construction, expansion or improvement and equipment as part of the Phase Two Project Funding.
(bbb)     “Project Managing Director” means the person appointed as such under Section 8, including any successor Project Managing Director so appointed.
(ccc)    “Properties” means the Lucerne Property and the American Flat PP&E.
(ddd)    “Releasee” has the meaning ascribed thereto in Section 3.7(c).
(eee)    “Relevant Party” has the meaning ascribed thereto in Section 3.7(a).
(fff)    “Steering Committee” has the meaning ascribed thereto in Section 7.1
(ggg)    “Subsidiary” means, with respect to any entity, each other entity in which such entity (i) owns or controls, directly or indirectly, share capital or other equity interests representing more than fifty percent (50%) of the outstanding voting shares or other equity interests, (ii) holds the rights to more than fifty percent (50%) of the economic interest of such other entity or (iii) has a relationship such that the financial statements of the other person may be consolidated into the financial statements of such entity under applicable accounting conventions.

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EXHIBIT B –
LUCERNE PROPERTIES, ENCUMBRANCES, ADVERSE CLAIMS, AGREEMENTS

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EXHIBIT C –
COMSTOCK AND TONOGOLD OBLIGATION SUMMARY

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EXHIBIT D –
INITIAL PROGRAM AND BUDGET

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EXHIBIT E –
SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT

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EXHIBIT F –
MINING PARCELS SUBJECT TO RIGHT OF FIRST REFUSAL

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EXHIBIT G –
DESCRIPTION OF AMERICAN FLAT PP&E SUBJECT TO OPTION TO PURCHASE

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APPENDIX A –
SPECIAL USE PERMIT

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APPENDIX B –
JOINT VENTURE PROMISSORY NOTE